Exhibit 10(xxvi)










                         PURCHASE AGREEMENT


                           BY AND BETWEEN

                        SUN ALLIANCE USA INC.

                                AND

                      ORION CAPITAL CORPORATION










                       Dated as of June 30, 1995

                           TABLE OF CONTENTS

                                                          Page
                                                          -----

I.   THE TRANSACTION . . . . . . . . . . . . . . . . .       1

     1.1   Purchase of Common Stock  . . . . . . . . .       1

     1.2   Consideration  . . . . . . . . . . . . . .        1

II.  THE CLOSING   . . . . . . . . . . . . . . . . . .       2

     2.1   Closing . . . . . . . . . . . . . . . . . .       2

III. REPRESENTATIONS AND WARRANTIES OF SUN . . . . . .       2

     3.1     Organization and Good Standing. . . . . .       2

     3.2     Capitalization . . . . . . . . . . . . . .      3

     3.3     Regulatory Status . . . . . . . . . . . .       4

     3.4     Authorization . . . . . . . . . . . . . .       4

     3.5     Books and Records . . . . . . . . . . . .       5

     3.6     No Adverse Change . . . . . . . . . . . .       5

     3.7     Litigation and Other Proceedings . . . .        5

     3.8     Title to Properties . . . . . . . . . . .       6

     3.9     No Materially Adverse Agreements . . . .        7

     3.10    No Conflicts . . . . . . . . . . . . . .        8

     3.11    Taxes . . . . . . . . . . . . . . . . . .       9

     3.12    Investments . . . . . . . . . . . . . . .      12

     3.13    Employment Matters . . . . . . . . . . .       12

     3.14    Employee Benefit Plans; ERISA . . . . . .      13

     3.15    Contracts . . . . . . . . . . . . . . . .      17

     3.16    Capital Expenditures . . . . . . . . . .       18

     3.17    Banks . . . . . . . . . . . . . . . . . .      18

     3.18    Agents and Brokers . . . . . . . . . . .       18

     3.19    Approved Forms of Policies . . . . . . .       18

     3.20    Insurance . . . . . . . . . . . . . . . .      19

     3.21    Absence of Material Changes and
             Adverse Factors . . . . . . . . . . . . .      19

     3.22    Environmental Matters . . . . . . . . . .      19

     3.23    Finders and Brokers . . . . . . . . . . .      20

     3.24    Disclosure . . . . . . . . . . . . . . . .     21

     3.25    Canadian Bank Act . . . . . . . . . . . .      21

IV.  REPRESENTATIONS, WARRANTIES AND
      AGREEMENTS OF ORION . . . . . . . . . . . . . . .     21

     4.1     Organization and Standing . . . . . . . .      21

     4.2     Certificate of Incorporation and . . . . .     21
              By-Laws

     4.3     Authority . . . . . . . . . . . . . . . .      21

     4.4     Finders and Brokers . . . . . . . . . . .      22

     4.5     Investor Status . . . . . . . . . . . . .      22

     4.6     Bank or Banking Institutions . . . . . . .     22

V.  COVENANTS OF ORION AND SUN . . . . . . . . . . . .     23

     5.1     Access to Properties, Books and
             Records .  . . . . . . . . . . . . . . .       23

     5.2     Conduct of Business . . . . . . . . . . .      23

     5.3     Regulatory and Other Filings and
             Approvals  . . . . . . . . . . . . . . . .     27

     5.4     Premerger Notification and Clearance . . .     27

     5.5     Bermuda Company  . . . . . . . . . . . . .     28

     5.6     Further Assurances . . . . . . . . . . . .     29

     5.7     Pension Plan Matters . . . . . . . . . . .     29

     5.8     Tax Matters  . . . . . . . . . . . . . . .     31


VI.  AGREEMENTS WITH RESPECT
     TO POOL OPERATION  . . . . . . . . . . . . . . . .     36

     6.1     Pool Participations; Reinsurance . . . . .     36

     6.2     Underwriting Operations of the Pool  . . .     39

VII. CONDITIONS TO OBLIGATIONS OF ORION   . . . . . . .     43

     7.1     Covenants  . . . . . . . . . . . . . . . .     43

     7.2     Representations and Warranties . . . . . .     43

     7.3     Absence of Litigation and Required
             Regulatory Approvals . . . . . . . . . . .     43

     7.4     Premerger Notification . . . . . . . . . .     44

     7.5     No Material Adverse Effect . . . . . . . .     44

     7.6     Employment and Consulting Agreements . . .     44

     7.7     Management and Reinsurance Agreements . . .    44

     7.8     Unfair Competition and Confidentiality
             Agreements   . . . . . . . . . . . . . . .     44

     7.9     Opinion of Counsel for Sun and McGee . . .     45

VIII.  CONDITIONS TO OBLIGATIONS OF SUN . . . . .  .  .     45

     8.1     Covenants   . . . . . . . . . . . . . . .      45

     8.2     Representations and Warranties   . . . . .     45

     8.3     Absence of Litigation and Required
             Regulatory Approvals     . . . . . . . . .     45

     8.4     Premerger Notification  . . . . . . . . .      46

     8.5     Management and Reinsurance Agreements . .      46

     8.6     Opinion of Counsel for Orion   . . . . . .     46

IX.  TERMINATION   . . . . . . . . . . . . . . . . . .      46

     9.1     Termination . . . . . . . . . . . . . . .      46

     9.2     Effect of Termination . . . . . . . . . .      47

     9.3     Conduct Following Termination . . . . . .      47

  X. AMENDMENT; WAIVERS . . . . . . . . . . . . . . . .     47

     10.1    Amendments, Modifications, Etc.  . . . . .     47

     10.2    Waivers  . . . . . . . . . . . . . . . . .     48

XI.  DEFINED TERMS  . . . . . . . . . . . . . . . . . .     48

XII. MISCELLANEOUS PROVISIONS . . . . . . . . . . . . .     52

     12.1    Expenses   . . . . . . . . . . . . . . . .     52

     12.2    Notices    . . . . . . . . . . . . . . . .     52

     12.3    Entire Agreement   . . . . . . . . . . . .     53

     12.4    No Assignment  . . . . . . . . . . . . . .     53

     12.5    Survival of Representations and
             Warranties and Covenants   . . . . . . . .     54

     12.6    Governing Law  . . . . . . . . . . . . . .     54

     12.7    Dispute Resolution   . . . . . . . . . . .     54

     12.8    Press Releases   . . . . . . . . . . . . .     55

     12.9    Counterparts   . . . . . . . . . . . . . .     55

     12.10   Headings   . . . . . . . . . . . . . . . .     55

EXHIBITS
--------


     Exhibit A   - Bermuda Management Agreement

     Exhibit B   - Quota Share Retrocession Agreement
                   in Respect of Period From
                   January 1, 1995 to December 31, 1995

     Exhibit C   - Pool Management Agreement

     Exhibit D   - Option Agreement in Respect of
                   Sun Bermuda

     Exhibit E-1 - Employment Continuation Agreement

     Exhibit E-2 - Consulting Agreement

     Exhibit F   - Agreement With Respect To
                   Confidentiality and Competition

SCHEDULES
---------

     Schedule 3.2   Capitalization of McGee and Subsidiaries

     Schedule 3.7   Litigation and Other Proceedings

     Schedule 3.8   Properties of McGee

     Schedule 3.10  Consents and Approvals of Sun

     Schedule 3.12  Investments

     Schedule 3.13  Employment Matters

     Schedule 3.14  ERISA

     Schedule 3.15  Contracts

     Schedule 3.16  Capital Expenditures

     Schedule 3.17  Banks

     Schedule 3.18  Agents and Brokers

     Schedule 3.20  Insurance

     Schedule 4.3   Consents and Approvals of Orion

     Schedule 5.2   Conduct of Business

     Schedule 6.2   Business Plan Outline

     Schedule 11    Syndicates

           AGREEMENT (the "Agreement"), dated June 30, 1995, by and between ORION CAPITAL CORPORATION, a Delaware corporation
("Orion"), as purchaser, and SUN ALLIANCE USA INC., a New York corporation ("Sun") as seller,

                           W I T N E S S E T H:
                           - - - - - - - - - -


          WHEREAS, Sun is the direct or indirect owner of 100% of the outstanding shares of capital stock of each of Phoenix
Assurance Company of New York, a New Hampshire corporation
("Phoenix") and  Marine Indemnity Insurance Company of America, a
New York corporation ("Marine"); and

          WHEREAS, Sun Alliance Insurance Overseas Limited, an affiliate of Sun, owns 100% of the capital stock of The London
Assurance, an English corporation, the Canadian Branch of which is hereinafter referred to as "London"; and

          WHEREAS, Wm. H. McGee & Co., Inc. ("McGee") is a corporation duly organized and validly existing under the laws of the State of New York, having outstanding capital stock consisting of 4,400 shares of common stock, without par value (the "Common
Stock"); and

          WHEREAS, Sun and Phoenix own in the aggregate 100% of the Common Stock, all of which is to be sold to and purchased by Orion pursuant hereto;

          NOW, THEREFORE, the parties hereto agree as follows, intending that defined terms used herein shall have the meanings set forth in Article XI:

                                I.

                         THE TRANSACTION
                         ----------------

          Section 0.1 PURCHASE OF COMMON STOCK. Upon the terms and subject to all of the conditions set forth herein, Sun agrees to sell, and to cause Phoenix to sell, to Orion and Orion agrees to acquire from Sun and Phoenix on the Closing Date 100% of the Common Stock.

          Section 0.2 CONSIDERATION. In full consideration for the sale of the Common Stock by Sun and Phoenix to Orion provided for herein, together with the other undertakings and commitments made and delivered by Sun to Orion herein, at the Closing Orion shall deliver to Sun the sum of Seventeen Million and 00/100 ($17,000,000.00) Dollars in immediately available funds and shall deliver to Phoenix the sum of Five Million and 00/100 ($5,000,000) Dollars in immediately available funds.

                               II.

                           THE CLOSING
                           ------------


          Section 1.1 CLOSING. The closing of the transactions provided for herein (the "Closing") shall occur at the offices of Sun at 10 East 50th Street in New York City or at such other place as shall be determined by Orion and Sun, on June 30, 1995; provided, however, that if any of the conditions provided for in Articles VII and VIII hereof shall not have been met or waived by Sun or by Orion, as the case may be, by the scheduled Closing, then the party which is unable to meet such condition or conditions shall be entitled to postpone the Closing by notice to the other party to such effect until such condition or conditions shall have been met (which such party will seek to cause to happen at the earliest practicable date) or waived (such postponed Closing to be held on five business days notice from the postponing party to the other party), but in no event shall such postponements extend past August 15, 1995. At the Closing, Sun and Orion shall deliver, or cause to be delivered, to the other such certificates, receipts or other documents or instruments, in addition to those specifically provided for herein, as may reasonably be requested by the other and as are customary for transactions of the type contemplated hereunder. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                              III.

                 REPRESENTATIONS AND WARRANTIES OF SUN
                 --------------------------------------


          Sun represents and warrants to Orion that:

          2.1 ORGANIZATION AND GOOD STANDING. McGee is a corporation duly organized and existing and in good standing under the laws of the State of New York, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure so to qualify would have a material adverse effect on the business, properties or financial condition of McGee and its Subsidiaries taken as a whole or the ability of any of them to carry on the business of the Pool (a "Material Adverse Effect"). Each Subsidiary of McGee is a corporation duly organized and existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure so to qualify would have a Material Adverse Effect. To Sun's Knowledge, Sun has heretofore made available to Orion true and complete copies of (a) the Certificate of Incorporation and By-laws of McGee and each of its Subsidiaries, (b) all minutes of the meetings and copies of resolutions of stockholders, the board of directors and each committee of the board of directors of McGee and each of its Subsidiaries held since the date of its incorporation or organization and (c) all powers of attorney, if any, issued by McGee or any of its Subsidiaries.

          Section 2.2 CAPITALIZATION. McGee has an authorized capital stock consisting of 11,000 shares of Common Stock, without par value, of which, as of the date hereof, 4,400 shares are issued and outstanding. No shares of McGee Common Stock are held in treasury. All of the issued and outstanding stock of McGee is duly authorized, validly issued, fully paid and non-assessable and is owned by Sun and Phoenix as set forth in Schedule 3.2 hereto, free and clear (except as otherwise shown on Schedule 3.2) of any and all claims, liens, restrictions, pledges, charges, rights of third parties or other encumbrances. Neither Sun nor McGee is a party to or is bound by any agreement or has since September 8, 1987 (i) made any commitment to sell or issue any securities of McGee other than the Common Stock which is the subject of this Agreement, or
(ii) taken any corporate action to approve, or in contemplation of, any of the foregoing except for the approval of this Agreement. Holders of Common Stock have no preemptive rights and the Common Stock is subject to no voting trust, proxy or similar agreement.
Schedule 3.2 correctly identifies each of McGee's Subsidiaries, its jurisdiction of incorporation and the percentage of its voting stock owned by McGee and each other Subsidiary. McGee is the legal and beneficial owner of all of the shares of voting stock it purports to own of each Subsidiary of McGee, and such ownership is free and clear (except as otherwise shown on Schedule 3.2) of any and all claims, liens, restrictions, pledges, charges, rights of third parties or other encumbrances. All such shares have been duly authorized, validly issued and are fully paid and non-assessable. No Subsidiary of McGee has any common or preferred stock authorized or outstanding other than as set forth on Schedule
3.2 and neither McGee nor Sun nor any such Subsidiary is a party to or is bound by any agreement or commitment to sell or issue any securities of any Subsidiary of McGee or has taken any corporate action to approve, or in contemplation of, any of the foregoing.

          Section 2.3 REGULATORY STATUS. To Sun's Knowledge, McGee and each of its Subsidiaries has (and has caused each of its officers and employees to have) all requisite power and authority, and all necessary licenses, permits, franchises and other governmental authorizations necessary to own and operate its properties and to carry on its business as now conducted. To Sun's Knowledge, all filings required to have been made with any insurance or other regulatory agency by McGee or any of its Subsidiaries (whether on its own behalf or on behalf of the Pool) have been properly prepared and duly and timely filed except where the failure to have made such filings could not reasonably be expected to have a Material Adverse Effect. Such filings made since January, 1990 have been delivered by Sun to Orion or made available for inspection, or copies thereof have been sent by Sun or made available to Orion. Immediately after, and after giving effect to, the execution and delivery of this Agreement, McGee and each of its Subsidiaries will be in compliance with each law, rule, regulation, ordinance, code, order, judgment and decree applicable to it or affecting its business, property or financial affairs, failure to comply with which could reasonably be expected to have a Material Adverse Effect.

          Section 2.4 AUTHORIZATION. (a) This Agreement has been duly authorized by all necessary corporate action of Sun and Phoenix. Neither this Agreement nor any of the transactions provided for herein violates any provision of the Certificate of Incorporation or By-Laws of Sun or McGee or any Subsidiary of McGee or any agreement by which any of them or any of their respective properties is bound. This Agreement will, when duly executed and delivered, be a valid and binding agreement of Sun, enforceable against Sun in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the equitable discretion of the court before which any proceeding therefor may be brought.

          (b) Each of the Ancillary Agreements to which Phoenix, London, Marine or Sun Bermuda is a party has been or, prior to the Closing, will be duly authorized by all necessary corporate action of Phoenix, London, Marine or Sun Bermuda, as the case may be.
None of the Ancillary Agreements to which any such Subsidiary of Sun is a party, nor any of the transactions provided for therein, violates any provision of the Certificate of Incorporation, or similar charter document, or By-Laws of such Subsidiary or any agreement by which such Subsidiary or its properties is bound.
Each of the Ancillary Agreements to which Phoenix, London, Marine or Sun Bermuda is a party will, when duly executed and delivered, be a valid and binding agreement of Phoenix, London, Marine or Sun Bermuda, as the case may be, enforceable against it in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the equitable discretion of the court before which any proceeding therefor may be brought.

          Section 2.5 BOOKS AND RECORDS. The consolidated balance sheets of McGee and its Subsidiaries as of December 31, 1994 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended on such date, all of which were audited by independent certified public accountants, and the consolidated balance sheet of McGee and its Subsidiaries as of March 31, 1995 and the related statement of income for the three months ended on such date, copies of which have been delivered by Sun to Orion, have been prepared in accordance with generally accepted accounting principles consistently applied (except that the March 31, 1995 financial statements are subject to normal year-end adjustments and do not contain full footnote disclosures in accordance with generally accepted accounting principles) and present fairly the financial position of McGee and its Subsidiaries as of such dates and the results of their operations for such periods. Sun has also delivered or made available to Orion all management letters for years beginning after December 31, 1990 which were received by Sun, McGee or any Subsidiary of McGee from its independent certified public accountants.

          Section 2.6 NO ADVERSE CHANGE. Since December 31, 1994, there has been no event or occurrence (or absence thereof), or combination of the foregoing, which has had a Material Adverse
Effect.

          Section 2.7  LITIGATION AND OTHER PROCEEDINGS.   Except
as set forth in Schedule 3.7, there are no actions, suits, investigations or proceedings pending against, or to Sun's Knowledge threatened against, the Pool (provided that this representation shall not extend to actions, suits, investigations or proceedings against the Pool which arise solely out of claims under insurance coverage issued by or for the Pool), McGee or its Subsidiaries or any of their respective officers or employees or their respective businesses, properties or assets, by any person, governmental body or agency or by any securities exchange or national securities association, which action, suit, investigation or proceeding is reasonably likely to have a Material Adverse Effect. Neither Sun nor McGee nor any Subsidiary of McGee is in default with respect to any order of any court, governmental authority or agency or arbitration board or tribunal or in violation of any laws or governmental rules or regulations where such default or violation is reasonably likely to have a Material Adverse Effect. Neither McGee nor any of its Subsidiaries is in default under any contract or commitment which default has had or is reasonably likely to have a Material Adverse Effect.

          Section 2.8  TITLE TO PROPERTIES.  McGee and each
Subsidiary of McGee has good and marketable title to all the property it purports to own, including that reflected in the most recent balance sheet referred to in Section 3.5 and:

          (i) All real property owned or leased by McGee or any Subsidiary of McGee and, in the case of leased property, the lease pursuant to which it is leased, is listed and described on Schedule 3.8. McGee has good and marketable fee title to all owned real property reflected on Schedule 3.8, free and clear of all liens, charges and encumbrances, other than rights of way and easements of record, and subject only to liens of current real and personal property taxes, and such minor defects of title of a nature generally found in properties of similar character which do not in any material way affect the marketability of such real properties or interfere with the ownership and use of such real properties. To Sun's Knowledge, each lease reflected on Schedule 3.8 is valid and subsisting in accordance with its terms, no default by any party thereto has occurred, no event, act or omission has occurred which constitutes or with notice or passage of time or both would constitute a default and all such leases are free and clear of any and all charges, liens, claims,
     rights of third parties and other encumbrances.   To Sun's
     Knowledge, neither McGee nor any of its Subsidiaries leases any real property to or from any, parent, affiliate, officer or director or any person related to or owned or controlled by any parent, affiliate, officer or director of McGee or any of its Subsidiaries.

          (ii) Schedule 3.8 contains a true and complete summary, by office location and type of property, of all items of personal property (other than investments reflected in Schedule 3.12) having a value in excess of $10,000 which are used by McGee or any Subsidiary of McGee in its business. Except as set forth in Schedule 3.8, all such personal property is owned or leased by McGee or a Subsidiary free and clear of any and all liens, charges or encumbrances, except for liens for current taxes not yet due and payable and except for those which do not materially detract from the value of the property subject thereto or interfere with the ownership and use of such property. All such personal property is in good operating condition and repair, ordinary wear and tear excepted, and capable of performing the functions for which it is now used. To Sun's Knowledge, neither McGee nor any Subsidiary of McGee leases any personal property to or from any officer or director of, or any person related to or owned or controlled by any officer or director of, McGee or any Subsidiary of McGee.

          (iii) To Sun's Knowledge, Schedule 3.8 contains a true and complete description of all copyrights, patents, trademarks, trade names, franchises, computer and other programs processes and applications and other intellectual property owned or licensed by, and applications for any of the foregoing made by, McGee and each Subsidiary of McGee. To Sun's Knowledge, none of such property is subject to any lien, charge, encumbrance or adverse claim of any kind. To Sun's Knowledge, and except as set forth in Schedule 3.8, all such rights are valid, subsisting and in full force and effect in accordance with their terms without interference with, or infringement on or by, the rights of any other person (in each case which are material to the business and operations of

     McGee and its Subsidiaries, taken as a whole). To Sun's Knowledge, neither McGee nor any Subsidiary of McGee is engaged in any infringement or unlawful use of any trademark, service mark, trade name, copyright, program, process or application or other intangible property right owned or alleged to be owned by others.

          Section 2.9 NO MATERIALLY ADVERSE AGREEMENTS. To Sun's Knowledge, neither McGee nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect or in the future is reasonably likely (so far as Sun can now reasonably foresee) to have a Material Adverse Effect.

          Section 2.10  NO CONFLICTS.    Neither the execution nor
the delivery by Sun of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms and provisions hereof by Sun, will:
(i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Sun or McGee or any of McGee's Subsidiaries; or (ii) conflict with or result in a breach or violation of, or default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which Sun, McGee or any Subsidiary of McGee is a party or by which it or any of its assets or properties is otherwise bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sun or McGee or any of the Subsidiaries of McGee or any of the assets or properties of any of them; which conflict, breach, violation, default, loss or other result, in the case of each of clauses (ii) and (iii), is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Sun to perform its obligations hereunder. Except as set forth in Schedule 3.10 hereto, no consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Sun or McGee or any Subsidiary of McGee is required in connection with the execution, delivery and performance of this Agreement or the offer, sale or delivery of the Common Stock as provided herein.

          (b) Neither the execution nor the delivery by any Subsidiary of Sun of any of the Ancillary Agreements to which such Subsidiary is a party, nor the consummation by any such Subsidiary of the transactions contemplated by any Ancillary Agreement to which it is a party, nor the compliance with or fulfillment by any such Subsidiary of the terms and provisions of any Ancillary Agreement to which it is a party, will: (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of such Subsidiary; or (ii) conflict with or result in a breach or violation of, or default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which such Subsidiary is a party or by which it or any of its assets or properties is otherwise bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Subsidiary or any of its assets or properties; which conflict, breach, violation, default, loss or other result, in the case of each of clauses (ii) and (iii), is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of such Subsidiary to perform its obligations under any of the Ancillary Agreements to which it is a party.

          Section 2.11   TAXES.  Except as disclosed in Schedule
3.11:
          a. To Sun's Knowledge, each of McGee and its Subsidiaries (and with respect to federal income Taxes, every other entity included in a consolidated federal Tax Return including McGee and its Subsidiaries (collectively, the "Consolidated Group")) has duly and timely filed (either separately or as part of a consolidated group) with the appropriate government agencies, all federal, state, local and foreign returns, filings and reports with respect to Taxes (the "Tax Returns") which are due. The term "Taxes," as used in this Agreement, shall mean all federal, state, local and foreign income and capital taxes, value added taxes, sales and use taxes, assessments, withholdings, duties, levies, fees and other governmental charges or impositions of each and every kind, and interest, penalties and additions to tax with respect thereto.

          b. To Sun's Knowledge, neither McGee nor any of its Subsidiaries is delinquent in the payment of any Taxes nor has any of them requested any extension of time within which to pay any such Taxes or file any Tax Return with respect thereto except to the extent that such Taxes have since been paid or such Tax Return has since been filed.

          c. To Sun's Knowledge, there is no agreement, waiver or consent providing for an extension of time with respect to (1) the filing of any Tax Return, election or designation, (2) the payment or issuance of any assessment of any Tax or (3) the issuance of any deficiency against McGee or any of its Subsidiaries with respect to Taxes. In addition, no power of attorney has been granted by McGee or any of its Subsidiaries with respect to any tax matter which is currently in force.

          d. To Sun's Knowledge, there is no (i) claim or deficiency for any Taxes which has been threatened or asserted against McGee or any of its Subsidiaries or the Consolidated Group,
(ii) action, suit, proceeding, investigation, audit or claim threatened or now pending against, or with respect to, McGee or any of its Subsidiaries or the Consolidated Group with regard to any Taxes, or (iii) claim for additional amounts or assessments of such Taxes asserted by any such authority.

          e. The federal income Tax Returns of McGee and its Subsidiaries (including any Tax Return filed by the Consolidated Group) have been examined by the Internal Revenue Service for all periods to and including 1989 and all deficiencies asserted as a result of such examinations have been paid or finally settled and to Sun's knowledge no issue has been raised by the Internal Revenue Service in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Revenue Canada, Taxation has mailed a notice of an original assessment in respect of the Canadian federal income tax liability of the Canadian Subsidiary of McGee for all fiscal years up to and including the fiscal year ended 1993. To Sun's knowledge, no issue has been raised by any Canadian federal or provincial taxation authority in any examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.

          f. To Sun's Knowledge, (i) McGee and each of its Subsidiaries has not filed an election, consent or agreement under
Section 341(f) of the Code; (ii) no indebtedness of McGee or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code; (iii) since September 8, 1987, there has not been an "ownership change," "owner shift involving a five-percent shareholder" or an "equity structure shift" relating to McGee or any of its Subsidiaries within the meaning of Section 382(g) of the Code and since September 8, 1987, there has not been an acquisition of control of McGee or any of its Subsidiaries within the meaning of the Income Tax Act (Canada);
(iv) no property of McGee or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Orion will be required to treat as being owned by another person pursuant to section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (v) neither McGee nor any of its Subsidiaries is a party to any agreement which would require them, by reason of the transactions contemplated in this Agreement or other related agreements executed on the Closing Date, to make any payment which would constitute a "parachute payment" for purposes of Sections 28OG and 4999 of the Code; (vi) neither McGee nor any of its Subsidiaries has made any election pursuant to state or foreign tax laws that is currently binding on Sun; (vii) neither McGee nor any of its Subsidiaries is a "gain corporation" within the meaning of Section 384(c)(4) of the Code; (viii) no member of the federal consolidated group of which McGee is a member has made an affirmative action carryover election within the meaning of Section 1.338-4T(f)(6)(i) of the Treasury Regulations;
(ix) neither Sun nor Phoenix is a "foreign person" within the meaning of Section 1445 of the Code; (x) no deferred intercompany transactions within the meaning of Section 1.1502-13 of the Treasury Regulations have occurred between the members of the Consolidated Group and McGee and its Subsidiaries; and (xi) McGee does not have an excess loss account as defined in Section 1.1502-19 of the Treasury Regulations with respect to any of its Subsidiaries.

          g.  To Sun's Knowledge:

              (i) Each of McGee and its Subsidiaries has withheld from each payment made to any of its officers, directors, former directors, and employees and former employees the amount of all taxes and other deductions (including without limitation, income taxes, unemployment, disability, and other required taxes and contributions) required to be withheld and has timely paid such withholding (together with its required employer's amount, if any) and has timely and properly filed all required information returns and Tax Returns with respect thereto.

              (ii)  Neither McGee nor the Canadian Subsidiary of
     McGee has, prior to the date hereof, made or filed any elections for purposes of the Income Tax Act (Canada).

              (iii) Neither McGee nor the Canadian Subsidiary of McGee has, prior to the date hereof, acquired property from or disposed of property for proceeds less than the fair market value thereof to, any person, firm or corporation with whom it does not deal at arm's length as the term is construed under the Income Tax Act (Canada).

               (iv) The Canadian Subsidiary of McGee has no outstanding loans or indebtedness incurred by directors, former directors, officers, shareholders (including Sun, Phoenix, London and Marine) of that company or by any person or corporation not dealing at arm's length (as the term is construed under the Income Tax Act (Canada)) with any of the foregoing.

              (v) The taxation year end of the Canadian Subsidiary of McGee for income tax purposes is December 31. The taxation year end of the Canadian Subsidiary of McGee has not been changed except as a result of the transactions contemplated by this Agreement.

              (vi) McGee does not carry on business in Canada through a permanent establishment within the meaning of that term in the Canada-U.S. Income Tax Convention.

          h. All representations and warranties of Sun as to Taxes or matters with respect thereto are provided for in this Section 3.11, and no other section of this Article III shall be construed or interpreted as a representation or warranty of Sun as to Taxes or matters with respect thereto.

          i.  All representations and warranties set forth in this
Section 3.11 shall be considered true and correct unless the breach thereof would have a Material Adverse Effect.

          Section 2.2 INVESTMENTS. Schedule 3.12, lists (and shows the custodial location of) all investments in bonds, stocks and other securities owned by McGee and each of its Subsidiaries as at the second business day prior to the date hereof, all of which comply in all material respects with laws and regulations applicable to the ownership of the same by McGee and its respective Subsidiaries. McGee and each of its Subsidiaries has good and marketable title to all its investments, free and clear of any and all liens, charges, claims, restrictions, pledges, rights of third parties and other encumbrances.

          Section 2.13 EMPLOYMENT MATTERS. Schedule 3.13 contains a true and complete list of the names and total compensation of all officers, directors and employees of McGee and each of its Subsidiaries whose current annual rate of compensation (including bonuses and commissions paid or committed to such individuals) exceeds $100,000, together with a summary of the bonuses, additional remuneration and other benefits, if any, paid or payable to each such listed person for the years commencing on January 1, 1994 and January 1, 1995. To Sun's Knowledge, McGee has no employment or labor contracts relating to any officers, directors or employees of McGee or any of its Subsidiaries and no employee of McGee or any of its Subsidiaries is represented by a labor organization of any type. To Sun's Knowledge, there are, and has not since September 8, 1987 been, any effort to unionize or organize any employees of McGee or any of its Subsidiaries, and no claim under any federal, state, provincial or local employment related law, order, ordinance or regulation, or unfair labor practice, discrimination, wage-and-hour or employment equity claim is pending or, to Sun's Knowledge, threatened against or with respect to McGee or any of its Subsidiaries.

          Section 2.14  EMPLOYEE BENEFIT PLANS; ERISA.

          (a) Schedule 3.14 sets forth a true and complete list of all employee benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of ERISA) maintained by McGee or any of its Subsidiaries for the benefit of current or former employees or directors, or with respect to which McGee or any of its Sub-sidiaries has a liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or
Section 4001 of ERISA) (the "Benefit Plans"). There are no benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of McGee or its Subsidiaries for which McGee or its Subsidiaries could have any liability other than the Benefit Plans.

          (b) No Benefit Plan is a "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 4064 of ERISA or Section 413(c) of the Code). Neither McGee nor any of its Subsidiaries has a current or potential liability or obligation, whether direct or indirect, with respect to any multiemployer plan or multiple employer plan. Except as set forth on Schedule 3.14, no Benefit Plan is a foreign benefit plan (a plan established or maintained outside the United States of America for the benefit of employees substantially all of whom are aliens not residing in the United States of America).

          (c) Sun has delivered or made available to Orion, true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to the Benefit Plans:

          (i) each of the Benefit Plans listed in Schedule 3.14, including all amendments thereto, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements;

          (ii) the most recent determination letter, if any, as to qualification under Section 401(a) or 403(a) of the Code, received from the Internal Revenue Service ("IRS") with respect to each of the Benefit Plans;

          (iii) the actuarial valuation, if any, prepared with respect to each of the Benefit Plans for the two most recent plan years and the most recent annual and periodic accountings of Benefit Plan assets, if applicable;

          (iv) the current summary plan description, if any, for each of the Benefit Plans and any material modifications thereto; and

          (v) the annual return/report on IRS Form 5500, 5500-C/R, 5500-C or 5500-R, if any, for each of the Benefit Plans for the two most recent plan years.

          (d) Except as provided for in this Agreement or as set forth in Schedule 3.14, since December 31, 1994, neither Sun nor McGee (i) has adopted, entered into, or amended any Benefit Plan that is a defined benefit pension plan, including any change in the assumptions or factors used in determining benefit equivalencies under any Benefit Plan, or (ii) since the date of the most recent actuarial valuation report, made any change in the actuarial methods or assumptions used in funding any Benefit Plan that is a defined benefit pension plan subject to ERISA, in the case of (i) or (ii) other than as required by the applicable Benefit Plan, or as may be required to maintain compliance with the law or in accordance with contracts or agreements elsewhere disclosed in this Agreement.

          (e) Except as set forth in Schedule 3.14, (i) the written terms of each of the Benefit Plans and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with the applicable requirements, if any, of ERISA, the Code and any other applicable law, and, to Sun's Knowledge, each of the Benefit Plans has been administered in material compliance with such requirements and in accordance with its terms; (ii) there are no contributions, premiums or other payment obligations concerning the Benefit Plans which were due and payable on or before the date hereof which have not been made in full and in proper form, and adequate accruals have been provided for in the financial statements for all other contributions or amounts as may be required to be paid to the Benefit Plans with respect to periods which include the Closing Date or which ended prior thereto; (iii) neither Sun nor McGee has made or agreed to make, nor is required (in order to bring any of the Benefit Plans into substantial compliance with the applicable requirements, if any, of ERISA, the Code or other applicable law) to make, any change in benefits that would materially increase the costs of maintaining any of the Benefit Plans, except as provided for in Section 5.7(c) of this Agreement; (iv) no prohibited transaction has occurred with respect to which McGee or any Subsidiary of McGee may be directly or indirectly liable for any excise tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA; (v) each of the Benefit Plans for which Sun or McGee has claimed a deduction under Section 404(a)(1), (2) or (3) of the Code has received a favorable determination letter from the IRS as to the tax qualification of such Benefit Plan (or has a pending request for such a letter, which request was filed within the period described in Section 401(b) of the Code), and such favorable determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment to, or failure to amend, such Benefit Plan and any related trust is exempt from taxation under Section 501(a) of the Code; (vi) as of the date hereof, there are no actions, suits, disputes, arbitrations or claims pending (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to the knowledge of Sun or McGee, threatened against any Benefit Plan or against the assets of any Benefit Plan; (vii) all premiums, interest charges, and penalties for late payment, if any, due to the PBGC as of the date hereof with respect to the Plans have been paid; (viii) no Benefit Plan has been partially terminated under Section 411(d)(3) of the Code (except that no representation is being made as to whether a partial termination occurs solely by reason of the cash-out of participants provided for under Section 5.7(c) of this Agreement) and no Benefit Plan that is subject to Title IV of ERISA has been terminated at any time during the seven-calendar-year period immediately preceding the date hereof, and no proceeding has been initiated, to the knowledge of Sun or McGee, to terminate any Benefit Plan or to terminate any "employee benefit plan" (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA sponsored by a member of a controlled group including Sun or McGee, and McGee has neither incurred nor reasonably expects to incur, any liability under Title IV of ERISA in respect of any termination of any Benefit Plan or any employee benefit plan; (ix) to Sun's Knowledge, McGee has satisfied any bond coverage requirement of ERISA and all reporting and disclosure obligations under ERISA, the Code or other applicable law with respect to each of the Benefit Plans and the related trust, group annuity contract, insurance policy or other funding arrangement; (x) no "reportable event" within the meaning of Section 4043(b) of ERISA (as amended by GATT) has occurred with respect to any Benefit Plan subject to ERISA (other than those that may result from the transactions contemplated by this Agreement and disregarding any such events for which no report is required to be filed); (xi) no breach of fiduciary duty has occurred with respect to which McGee, its Subsidiaries, or any Benefit Plan may be liable or otherwise damaged; (xii) all contributions made or required to be made under each Benefit Plan for which a federal income tax deduction has been claimed meet the requirements for deductibility under the Code;
(xiii) to the extent permitted by applicable law, McGee has expressly reserved in itself the right to amend, modify or terminate each written Benefit Plan which is subject to ERISA and each written foreign benefit plan, or any portion of it, without liability to itself; (xiv) no Benefit Plan that is subject to Part 2, Subtitle B of Title I of ERISA has invested in: (1) insurance or annuity contracts issued by an insurance company with an A.M. Best rating below A as of December 31, 1994, or (2) employer securities or employer real property; (xv) no Benefit Plan requires McGee or its Subsidiaries to continue to employ any employee, director or consultant; (xvi) with respect to each Benefit Plan subject to either Section 412 of the Code or Section 302 of ERISA: (1) such plan's actuary has determined that such plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable, both individually and in the aggregate, (2) no such plan has any accumulated funding deficiency, whether or not waived; and (xvii) to Sun's knowledge, the most recent actuarial valuation report for each Benefit Plan which is a defined benefit plan, including any foreign defined benefit plan, is based on information provided by McGee (or Sun, with respect to employees of Sun Alliance Services USA Inc.) which was accurate and complete in all material respects.

          (f) Except as set forth in Schedule 3.14, with respect to each Benefit Plan which is a welfare plan described in Section 3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees or directors of McGee beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code,
(ii) each such plan has been administered in compliance with Sections 601-608 of ERISA and 4980B(f) of the Code; (iii) no such plan has undisclosed reserves, assets, surpluses or prepaid premiums; and (iv) no communication to any employee or former employee made by or on behalf of Sun, McGee, any plan committee, any plan fiduciary or any plan administrator has been inconsistent with the documents or actual operation of each such plan or could be reasonably construed to infringe on McGee's right to modify, terminate or amend each such plan, to the extent such right exists.

          (g) The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) except as provided for in Section 5.7 of this Agreement, accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. No payment made or contemplated under any Benefit Plan constitutes an "excess parachute payment" within the meaning of Section 280G of the Code.

          Section 2.5 CONTRACTS. Schedule 3.15 contains a list and description of all contracts, agreements, undertakings and indebtedness (written or oral) to which, to Sun's Knowledge, McGee or any Subsidiary of McGee is a party or by which it or its property is bound and which (i) involve aggregate indebtedness, or an aggregate commitment, of $50,000 or more or have a remaining term which cannot be terminated on not more than ninety days' notice or (ii) relate to McGee's operation of the Pool (but excluding contracts of insurance and reinsurance by or on behalf of the Pool) or the relationships between and among Pool Participants. To Sun's Knowledge, all such contracts, agreements, undertakings and indebtedness are free of any default or breach or any alleged default or breach by McGee, any Subsidiary of McGee or any other party thereto and no event, act or omission has occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default by McGee or any Subsidiary of McGee or any other party thereto of any of such contracts, leases, agreements, undertakings or indebtedness. To Sun's Knowledge, and except as listed and described in Schedule 3.15, neither McGee nor any Subsidiary of McGee is a party to or is bound by any contract with, or is indebted to, any parent, affiliate, officer or director of (or to any person related to or owned or controlled by any parent, affiliate, officer or director of) McGee or any Subsidiary of McGee in any amount whatsoever other than in respect of salaries (and other compensation and benefits disclosed in Schedule 3.13) of any officer or director of McGee or any Subsidiary of McGee.
Except as listed and described in the Schedule 3.15, none of such parents, affiliates, officers or directors is indebted to McGee or any Subsidiary of McGee.

          Section 2.16 CAPITAL EXPENDITURES. Except as disclosed in Schedule 3.16, neither McGee nor any Subsidiary of McGee has an outstanding commitment for capital expenditures (including but not limited to expenditures for data processing hardware, software and systems) in excess of $50,000 other than for ordinary repairs and maintenance.

          Section 2.17 BANKS. Schedule 3.17 contains a true and complete list of all banks or other financial institutions in which either McGee or any Subsidiary of McGee has an account, line of credit or safe deposit box, showing a description of each such account and line of credit.

          Section 2.18 AGENTS AND BROKERS. Schedule 3.18 contains a true and complete list of the names and addresses of each person ("agents and brokers" herein) who has any authority to bind (i) McGee or any Subsidiary of McGee or (ii) the Pool or any Pool Participant (in its capacity as a Pool Participant) or (iii) any insurance company in its capacity as an issuer of policies of insurance or reinsurance on behalf of the Pool, in each case with a description of the type of agency or binding authority granted, and the geographical or other limits of each such authority or agency. Sun has delivered or made available to Orion true and complete copies of all agreements or other instruments granting any powers of attorney, agency agreements and broker agreements, including all current form contracts, of each of McGee and each Subsidiary of McGee. To Sun's Knowledge, except as set forth in

Schedule 3.18, and except where prohibited by law each such contract with each such agent or broker is terminable by McGee or such Subsidiary, without payment of any compensation or indemnity, on ninety (90) days' (or less) notice. To Sun's Knowledge, (i) each agent and broker has been and continues to be properly licensed to represent McGee or such Subsidiary, as the case may be to the extent required by law; (ii) except as set forth on Schedule 3.18, since December 31, 1994 neither McGee nor any Subsidiary of McGee has terminated or experienced the resignation of any agent or broker and (iii) McGee and each of its Subsidiaries has satisfactory relations with its agents and brokers.

          Section 2.19 APPROVED FORMS OF POLICIES. Each form of insurance policy, policy endorsement or amendment, reinsurance contract, annuity contract, application form, sales material and service contract, and the rates, rating plans and premiums therefor, now in use by McGee or any Subsidiary of McGee, or by or on behalf of the Pool, in any jurisdiction has, where required, been approved by the appropriate insurance regulatory authorities of such jurisdiction except where the failure to be so approved is not reasonably likely to have a Material Adverse Effect.

          Section 2.20 INSURANCE. Schedule 3.20 contains a true and complete list of all policies of insurance issued to McGee or to any Subsidiary of McGee or naming any of them as insureds or covering any of their businesses, assets or liabilities, showing policy limits, type of coverage, annual premium, premium payment dates, expiration dates, cash surrender value, and the amount of loans, if any, secured. No policy listed has been cancelled and each policy listed will continue in effect after the Closing Date on the terms indicated in Schedule 3.20 unless cancelled by the insured after the Closing Date.

          Section 2.21  ABSENCE OF MATERIAL CHANGES AND ADVERSE
FACTORS. Since December 31, 1994, and except for the transactions provided for herein, there has not been, in respect of McGee or any Subsidiary of McGee:

          (a) any loss or destruction of, or damage (whether or not covered by insurance) to, any of its assets or properties which materially affects or impairs its ability to conduct its business as now conducted or proposed to be conducted such that a Material Adverse Effect is reasonably likely to result therefrom;

          (b) any other event or condition of any character reasonably likely to have a Material Adverse Effect;

          (c) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of McGee or any Subsidiary of McGee or any direct or indirect redemption, purchase or other acquisition by McGee or any Subsidiary of McGee of any such stock; or

          (d) any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred or other transaction (except that reflected in this Agreement) incurred by it other than in the ordinary course of business.

          Section 2.22 ENVIRONMENTAL MATTERS. To Sun's Knowledge, McGee and each of McGee's Subsidiaries is in compliance with all applicable environmental laws governing its business for which failure to comply is likely to have a Material Adverse Effect, and neither McGee nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above. All licenses, permits, registrations or approvals required for the business of McGee and each of McGee's Subsidiaries under any environmental law have, to Sun's Knowledge, been secured and McGee and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure, or to comply with which, is not likely to have a Material Adverse Effect. To Sun's Knowledge, there are no environmental claims pending or threatened, which (a) question the validity, term or entitlement of McGee or any of McGee's Subsidiaries for any permit, license, order or registration required for the operation of any facility which McGee or any of McGee's Subsidiaries currently operates and (b) wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. To Sun's Knowledge, there are no facts, circumstances, conditions or occurrences on any real property owned or leased by McGee or any of McGee's Subsidiaries, or on any property adjacent to such real property that could reasonably be expected (i) to form the basis of an environmental claim against McGee or any of its Subsidiaries or any real property owned or leased by McGee or any of its Subsidiaries or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any environmental law, except in each such case, such environmental claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. To Sun's Knowledge hazardous toxic materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any real property owned or leased by McGee or any of McGee's Subsidiaries except in compliance with applicable environmental laws or (ii) released on any such real property, in each case where such occurrence or event is reasonably likely to have a Material Adverse Effect.

          Section 2.23 FINDERS AND BROKERS. All negotiations on behalf of Sun relative to this Agreement and the transactions contemplated hereby have been carried on directly by Sun without the intervention of any broker, finder, investment banker or other third party representing Sun. Neither Sun nor any Subsidiary nor any officer or director of Sun or any of its Subsidiaries has engaged or authorized any broker, finder, investment banker or other third party to act on behalf of Sun, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting. Sun knows of no claim by any person against Sun or any of its Subsidiaries or Orion for compensation for so acting or of any basis for such a claim and Sun shall hold Orion totally harmless against any costs or expenses to Orion arising out of any such claim.

          Section 2.24 DISCLOSURE. No representation or warranty of Sun contained herein or in any Schedule hereto contains or will on the Closing Date contain any untrue statement of a material fact or omits or will on the Closing Date omit to state any material fact necessary to make the statements herein or therein not false or misleading.

          Section 3.25 CANADIAN BANK ACT. To Sun's Knowledge, the principal activity in Canada of McGee and each of its Subsidiaries does not consist of (i) providing any services that a bank is permitted by the Bank Act (Canada) to provide in Canada, (ii) providing fiduciary services, (iii) performing the functions of an investment dealer, stock broker, investment counsellor or portfolio manager, (iv) the business of insurance, including the function of an insurance agent or broker or (v) any combination of such activities, all as defined by the provisions of the Bank Act (Canada).

                                IV.

                   REPRESENTATIONS, WARRANTIES AND
                        AGREEMENTS OF ORION
                   --------------------------------


          Orion represents, warrants and agrees as follows:

          Section 3.1 ORGANIZATION AND STANDING. Orion is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Orion has all requisite corporate power and authority to own its properties and to carry on its business as now being conducted.

          Section 3.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The copies of the Certificate of Incorporation and By-Laws of Orion which have heretofore been delivered to Sun are true, accurate and complete and reflect all amendments or changes in effect as of the date hereof.

          Section 3.3 AUTHORITY. Orion has full corporate power and authority to enter into this Agreement and (subject to any requisite approvals of insurance and other regulatory authorities, all of which are set forth on Schedule 4.3 hereto) to carry out the transactions contemplated hereby. The execution and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Orion and this Agreement constitutes a valid and binding obligation of Orion enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the equitable discretion of the court before which any proceeding therefor may be brought. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Orion. Except as set forth in Schedule 4.3 hereto, no consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Orion or any Subsidiary of Orion is required in connection with the execution, delivery and performance by Orion of this Agreement or the purchase of the Common Stock as provided herein.

          Section 3.4 FINDERS AND BROKERS. All negotiations on behalf of Orion relative to this Agreement and the transactions contemplated hereby have been carried on directly by Orion without the intervention of any broker, finder, investment banker or other third party representing Orion. Neither Orion nor any Subsidiary nor any officer or director of Orion or any of its Subsidiaries, has engaged or authorized any broker, finder, investment banker or other third party to act on Orion's behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting. Orion knows of no claim by any person against Orion or any of its Subsidiaries for compensation for so acting or of any basis for such a claim and Orion shall hold Sun totally harmless against any costs or expenses to Sun arising out of any such claim.

          Section 3.5  INVESTOR STATUS.  Orion is an "Accredited
Investor" within the meaning of SEC Rule 501(a).

          Section 3.6 BANK OR BANKING INSTITUTION. Neither Orion nor any affiliate (as defined) of Orion is a "foreign bank" or "foreign banking institution" as such terms may be defined under the Bank Act (Canada).


                                V.

                    COVENANTS OF ORION AND SUN

          Section 4.1 ACCESS TO PROPERTIES, BOOKS AND RECORDS. Prior to the Closing Date, Sun shall afford or cause McGee to afford to the officers, attorneys, accountants and other authorized representatives of Orion, reasonable access to McGee and to each Subsidiary of McGee and to the officers, properties, books and records (electronic and other) of all of the foregoing during regular business hours and upon prior notice to Sun in order to afford Orion the opportunity to make such investigations of the affairs of McGee and its Subsidiaries as they may reasonably deem necessary. Sun shall also furnish, or cause McGee and its Subsidiaries to furnish, to Orion such information relating to their respective businesses and affairs as Orion shall from time to time reasonably request. All information made available to Orion and its representatives pursuant to this Section 5.1 shall be subject to the terms of the confidentiality letter agreement dated January 9, 1995 between Sun and Orion (which is incorporated herein by reference thereto).

          Section 4.2  CONDUCT OF BUSINESS.

          (a) Except as otherwise permitted by this Agreement, or as set forth on Schedule 5.2 hereto, or with the prior written consent of Orion, prior to the Closing Date Sun shall not cause, suffer or permit McGee or any of its Subsidiaries, either on its own behalf or on behalf of or for the account of the Pool to:

               (i) create, issue or sell any of its own stocks, bonds, or other of its corporate securities, or grant or otherwise issue any options, warrants or other purchase rights with respect thereto, or enter into any contract or commitment to do any of the foregoing;

              (ii) create, incur, assume, guarantee or otherwise become liable with respect to any obligations or liabilities, fixed or contingent, in excess of $50,000 in the aggregate;

              (iii) declare or make any payment or distribution to its stockholders or purchase or redeem any shares of its capital stock or the capital stock of McGee or any Subsidiary of McGee;

              (iv) sell or transfer any properties or assets (including cash held in bank accounts or otherwise) or cancel, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of business;

              (v) mortgage, pledge or subject to lien, or any other encumbrance, any assets, tangible or intangible except for liens (i) with respect to deposits with State insurance departments and (ii) letters of credit, trust funds and funds withheld arrangements, in each case relating to credit for reinsurance provided that such liens shall have been in the ordinary course of business;

              (vi) sell, assign, transfer or otherwise dispose of any tangible assets or cancel any debt or claim, except in each case in the ordinary course of business;

              (vii) sell, assign or transfer any intangible right or asset;

<PAGE)
              (viii) amend, terminate or waive any right of any substantial value, other than in connection with the settlement of claims, including reinsurance claims, or otherwise in the ordinary course of business;

              (ix) except in the ordinary course of business, make any change in the methods of valuation or accounting or of determining reserves for McGee or any Subsidiary of McGee or for the Pool from the methods applied during and for the period ended December 31, 1994;

              (x) make any substantial change in the form of contract currently in force between McGee or any of its Subsidiaries and brokers and agents representing McGee or any of its Subsidiaries or enter into any contract with any agent or broker other than in substantially the form now used;

              (xi) grant any salary increase to any officer or any general salary increase to its employees other than, in each case, normal merit and cost-of-living increases, or enter into any new, or amend or alter in any material respect any existing, employment or consulting agreement or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or similar arrangement adopted by it with respect to its own employees or any of its agents, general agents or underwriting managers;

              (xii) amend its Certificate of Incorporation or By-Laws or merge or consolidate with any other corporation;

              (xiii) acquire or increase its beneficial ownership of stock or assets of any other person, firm, association, corporation or other business organization except for investments made in the ordinary course and consistent with prior investment practice;

              (xiv) except in the ordinary course of business or as required by this Agreement, enter into or assume any contract, agreement, obligation, lease, license or commitment having a term in excess of one year or involving an aggregate monetary commitment or exposure for all such contracts in excess of $50,000;

              (xv) arrange for or solicit the issuance or renewal of insurance of any risk other than those insurance risks which are undertaken by or on behalf of the Pool;

              (xvi) knowingly do or omit to do any act which could reasonably be expected to cause a breach of any contract, commitment or obligation, which breach is reasonably likely to have a Material Adverse Effect;

              (xvii) make any capital expenditures, capital additions or capital improvements, or commitments for any of the foregoing, which involve, in the aggregate, in excess of $50,000, except for commitments in effect on the date hereof as reflected on Schedule 3.16;

              (xviii) amend any Tax Return, settle any tax audit or tax controversy, make any tax election or change any tax accounting method;

              (xix) directly or indirectly encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group, other than Orion and its Subsidiaries, concerning the issuance or sale of any shares of its capital stock, any merger or other business combination, any disposition of or grant of an interest in a substantial asset or any similar transaction involving McGee; and Sun will and will cause McGee to notify Orion promptly and in full detail of any proposal made, or to be made, to Sun or McGee, with respect to (i) any offer to purchase, or any invitation to tender for purchase, any or all of the capital stock of McGee or any Subsidiary of McGee; (ii) any proposed merger or other form of business combination with McGee or any Subsidiary of McGee; or (iii) any purchase of any substantial asset or liability of McGee or any Subsidiary of McGee or any interest in any substantial asset or liability of McGee or any Subsidiary of McGee.

          (d) Except as otherwise permitted by this Agreement or with the prior written consent of Orion, prior to the Closing Date, Sun shall cause McGee and each of its Subsidiaries to use commercially reasonable best efforts to:

              (i)   maintain at all times its status as a
     corporation, duly organized, validly existing, in good standing and duly qualified and licensed to conduct its business as now being conducted (x) in the jurisdiction of its incorporation and (y) except where the failure to do so would not have a Material Adverse Effect, each of the other jurisdictions in which it is so conducting its business;

              (ii) at all times do or cause to be done, and cause each of its officers and employees to do, all things necessary to maintain, preserve and renew the corporate existence of McGee and the corporate existence of the Subsidiaries of McGee and all federal, provincial, state and local and other licenses, permits, franchises and other governmental authorizations necessary to own and operate their respective properties and carry on their respective businesses, and comply with all federal, provincial, state and local laws applicable to McGee or any of its Subsidiaries or the Pool except where the failure to do so is not reasonably likely to have a Material Adverse Effect;

              (iii)  operate its business substantially as
     presently operated and only in the ordinary course and (A) preserve substantially intact the present business organization (including the retention of key employees), (B) collect all premiums, balances due from reinsurers and Pool Participants and accounts receivable and (C) preserve its relationships with and the goodwill of its Pool Participants, customers, suppliers, agents, general agents, other insurers and reinsurers and other persons having business dealings with it except where the failure to do so is not reasonably likely to have a Material Adverse Effect;

              (iv) with respect to the properties of McGee and each of its Subsidiaries, maintain in force all existing casualty and liability insurance and reinsurance policies and fidelity bonds or policies or bonds providing substantially the same coverage;

              (v) maintain proper business and accounting records for itself in accordance with generally accepted accounting principles and for the Pool in accordance with accounting practices required or permitted by applicable federal, provincial, state and local regulation;

     advise Orion in writing of any event, occurrence or circumstance of which it is aware which is reasonably likely to have a Material Adverse Effect;

              (vii) comply in all material respects with all laws applicable to it and to the conduct of its business;

              (vi) maintain all of the properties which are material to its business operations or financial condition in good operating condition and repair, ordinary wear and tear excepted, and take all steps reasonably necessary to maintain its intangible assets.

          Section 4.3 REGULATORY AND OTHER FILINGS AND APPROVALS. Each of Orion and Sun shall duly make (and Sun shall cause its Subsidiaries, including McGee and its Subsidiaries, to make) all regulatory filings required to be made by each in respect of this Agreement or the transactions contemplated hereby. Each of Orion and Sun shall use its commercially reasonable best efforts to obtain (and cause its Subsidiaries to obtain) all regulatory approvals necessary to carry out the transactions contemplated by this Agreement, including, without limitation, the obtaining by Orion's Subsidiaries of any necessary approvals by insurance commissioners or superintendents of insurance of policy forms to be used by or on behalf of the Pool following the Closing.
Section   Premerger Notification and Clearance.  Pursuant to the
Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), the Investment Canada Act and the Competition Act of Canada, each of Orion and Sun will file, or cause to be filed, any application, notification or report form which is required to be filed with the Premerger Notification Office of the U.S. Federal Trade Commission or with the Antitrust Division of the U.S. Department of Justice or with Investment Canada (collectively referred to herein as the "Premerger Notification Agencies") in respect of the transactions contemplated hereby, each of which filings shall comply as to form with all requirements applicable thereto and all of the data and information reported in which shall be true, correct and complete in all material respects. Each of Orion and Sun will promptly comply with all requests, if any, of any of the Premerger Notification Agencies for additional informa-tion or documentation in connection with each notification, report and application filed by or on behalf of either Orion or Sun with any of the Premerger Notification Agencies, unless in the opinion of both Donovan Leisure Newton & Irvine and Dewey Ballantine (or of Morris/Rose/Ledgett and Borden & Elliot in the case of filings made under the Investment Canada Act) such compliance is not necessary in order to obtain clearance from the relevant Premerger Notification Agencies. Such additional information and documentation will comply with all requirements applicable thereto and will be true, correct and complete in all material respects.

          Section 4.5 BERMUDA COMPANY. Effective as of the Closing, Orion shall cause Wm. H. McGee & Co. (Bermuda), Ltd., a Bermuda corporation and a Subsidiary of McGee ("McGee Bermuda"), to enter into a Management Agreement with Sun Bermuda substantially in the form of Exhibit A hereto. Under such Agreement, Sun Bermuda shall write and issue insurance exclusively for McGee and McGee Bermuda shall pay all costs and expenses incurred by Sun Bermuda (including, without limitation, any licensing fees) in connection with its business and operations during the period from the Closing through the earlier of December 31, 1997 or the date as of which the Management Agreement is terminated because Orion has notified Sun that it no longer requires the services of Sun Bermuda as a writer and issuer of insurance. Sun shall have no obligation, after the earlier of such dates to continue to write and issue or cause to be written and issued those forms of insurance (in the jurisdictions in which they have been issued) which have heretofore been written and issued by Sun Bermuda on behalf of McGee or any Subsidiary of McGee or the Pool and Orion will, if it or one of its insurance Subsidiaries wishes to write and issue those forms of insurance, after the earlier of such dates, either (a) exercise the option referred to in Section 6.2(d) to purchase Sun Bermuda, or
(b) organize or acquire by that date a properly qualified and licensed Bermuda corporation.

          Section 4.6  FURTHER ASSURANCES.    Each of Orion and Sun
agrees to use commercially reasonable best efforts to take such reasonable action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby. In case at any time after the Closing Date any further action by Sun is necessary or desirable to vest Orion with full title to the Common Stock and to the use, benefit and ownership of the properties, assets, rights, approvals, immunities and franchises of McGee and its Subsidiaries evidenced thereby, Sun shall take all such action.

          (b) From and after the date hereof and until December 31, 1997, and in furtherance of and in addition to other obligations of Sun pursuant to this Agreement and the transactions entered into pursuant hereto, Sun shall not (i) use or purport to license or allow any other person to license any mark, trade name or trade dress of McGee or any Subsidiary of McGee or (ii) in any way damage or disparage, and shall undertake and ensure that no Subsidiary of Sun so damages or disparages, the name, business or reputation of McGee or any of McGee's Subsidiaries, or of the Pool or any mark, trade name or trade dress of McGee or any Subsidiary of McGee or of the Pool.

          Section 4.7 PENSION PLAN MATTERS. Effective no later than the Closing Date, Sun shall cease to be a participating employer under the Wm. H. McGee & Co., Inc. Retirement Income Plan (the "Pension Plan") and the Profit Sharing Plan of Wm. H. McGee & Co., Inc. (the "Fidelity Plan") and McGee and its Subsidiaries shall be the sole participating employers with the power to amend such plans.

          (b) Within 60 days following the Closing Date, Sun shall cause to be established an individual account plan (the "Sun Plan"), which plan shall be substantially similar to the Fidelity Plan, except to the extent necessary to comply with the tax qualification provisions of the Code, for the benefit of participants in the Fidelity Plan who are current or former employees of Sun Alliance USA Services Inc. and beneficiaries of deceased employees or former employees of Sun Alliance USA Services Inc. ("Plan Participants"). Contributions with respect to the Plan Participants under the Fidelity Plan shall be made only for the period through the Closing Date. Within 60 days following the Closing Date, Sun shall deliver to Orion a copy of the Sun Plan and a determination letter in respect thereof to the effect that the terms of the Sun Plan satisfy the requirements under Section 401(a) of the Code. As soon as practicable after the receipt of such letter, but no later than 60 days following the Closing Date, Sun and Orion shall cause on behalf of their respective plans the filing with the IRS of Forms 5310-A, as either may be required to file such form, specifying a valuation date approximately 30 days after the filing of such form(s), as mutually agreed to by Sun and Orion, on which date shall occur an in-kind transfer from the trust through which the Fidelity Plan is funded to the trust for the Sun Plan of each Plan Participant's aggregate account balance. On the date specified in the Form(s) 5310-A, or such later valuation date as is mutually agreed upon by Sun and Orion, or, in the event that neither Sun nor Orion is required to file a Form 5310-A, as soon as practicable after receipt of the determination letter, the transfer of each Plan Participant's aggregate account balance from the Fidelity Plan's trust to the Sun Plan's trust shall occur. Sun shall pay any and all Fidelity expenses, fees and disbursements in connection with such transfer and otherwise each of Sun and Orion shall pay its own fees, expenses and reimbursements in connection with such transfer.

          (c) On or before the Closing Date, Sun shall cause the Pension Plan to be amended in the form set forth in Schedule 3.14. Within a 30 day period immediately following the Closing, Sun shall use reasonable efforts (to the extent permitted by applicable law) to obtain the consent of each current employee of Sun Alliance USA Services Inc. to cash him or her out of the Pension Plan as of the next practicable valuation date after the Closing Date. After the Closing Date, Sun shall cooperate with Orion and McGee with respect to any reasonable request by Orion or McGee to provide information to current employees of Sun Alliance USA Services Inc. who have not been cashed out. Sun shall pay any and all expenses, fees and disbursements incurred for actuarial evaluations in connection with the cash-outs and, otherwise, each of Sun and Orion shall pay its own expenses, fees and disbursements.

          (d) Sun will indemnify and hold harmless Orion, McGee and its Subsidiaries from and against any damages, liabilities, losses, costs or other obligations arising in connection with or attributable to any employee benefit plan (as defined in Section 3(3) of ERISA) maintained by or which has ever been contributed to by Sun or any entity affiliated with Sun under Section 414(b), (c),
(m) or (o) of the Code or Section 4001 of ERISA, other than plans maintained by or contributed to by McGee and its Subsidiaries.

          (e) Orion, McGee and Sun each agree to cooperate in providing records and administrative information to implement the provisions of this Section.

          Section 4.8  TAX MATTERS.  Each of Orion and Sun
covenants that:

          (a) (i)   Sun shall prepare and file, or cause to be
prepared and filed, and shall have the sole authority with respect to the form and content of, and otherwise control, all federal income Tax Returns and all state or local combined, consolidated and unitary Income Tax Returns which include McGee or its Subsidiaries for all taxable periods ending on or before the Closing Date (the "Sun Returns"), including the federal income Tax Return required to be filed for the period commencing on January 1,

1995 and ending on the Closing Date (the "1995 Short Period Tax Return" and the "1995 Short Period," respectively); provided, however, that Sun shall consult with, and reasonably consider the views of, McGee, with respect to the treatment of any item on such Tax Returns where such treatment (A) does not materially effect the Consolidated Group and (B) could reasonably be expected to have a material adverse effect on McGee. The 1995 Short Period Tax Return shall be prepared in a manner consistent with the federal income Tax Returns of McGee filed prior to the Closing Date (the "Prior Returns"), as such Prior Returns shall have been amended.

          (ii) Orion shall be responsible for preparing and filing or causing McGee and its Subsidiaries to prepare and file all Tax
Returns not described above in subsection 5.8(a)(i) required to be filed after the Closing Date which include McGee or its Subsidiaries or the operations of McGee or its Subsidiaries.

          (b) Orion shall be liable for and shall pay and hold Sun and its Subsidiaries harmless against any and all Taxes attributable to McGee or its Subsidiaries or such entities' operations (including federal income Taxes that McGee is liable for under the terms of the Federal Income Tax Allocation Agreement among Sun and its Subsidiaries, dated March 4, 1991, as amended through the date of this Agreement (the "Tax Allocation Agreement")). Notwithstanding the foregoing, with respect to any taxable periods ending on or before December 31, 1994, Orion's indemnity liability hereunder shall not exceed the sum of (i) two-hundred thousand dollars ($200,000) and (ii) the amount of any refund of Taxes paid by Sun to Orion pursuant to Section 5.8 (d) hereof or received by McGee or its Subsidiaries directly in respect to taxable periods ending on or before December 31, 1994, net of any additional Taxes imposed upon McGee or its Subsidiaries with respect to any such refund, and (iii) the liabilities for, or reserves in respect of, current or prior period Taxes which were reflected on the financial statements of McGee and its Subsidiaries, dated December 31, 1994, and which, as of the Closing, remain unpaid (the amount of any Taxes not indemnifiable by Orion by reason of the operation of this sentence being referred to as the "Reimbursable Taxes"). Sun will indemnify and hold harmless Orion, McGee and its Subsidiaries from and against (i) any liability for the Taxes of any member of the Consolidated Group, other than McGee and its Subsidiaries and (ii) any Taxes of McGee and its Subsidiaries constituting Reimbursable Taxes. The amount of any indemnity payment made under this Section 5.8(b) by one party to or for the benefit of the other party will be reduced, but not below zero, by an amount equal to the present value of any current or reasonably anticipated future tax benefit which is made available, directly or indirectly, to the indemnitee or any affiliate thereof for any taxable period (or portion thereof) by reason of any such indemnity or other payment or the accrual of any amount giving rise to any such payment (or by reason of the adjustment or other event or circumstance giving rise thereto).
The calculation of the present value of any such current or reasonably anticipated future tax benefit shall be made (A) by discounting the amount of any reasonably anticipated future tax benefit from the period such benefit is reasonably anticipated to be realized to the date the related payment under this Section 5.8(b) is to be made, utilizing a discount rate equal to the Applicable Federal Rate (as such term is defined in section 1274 of the Code and the Treasury Regulations promulgated thereunder and which is effective for the last day of the month preceding the month the related payment under this Section 5.8(b) is due) which most accurately corresponds to the length of the period such amount is being discounted, and (B) assuming that the calculation of the current or reasonably anticipated future tax benefit for the item(s) in question is based on application of the highest applicable federal, state and local income tax rate in effect for the taxable period(s) (or portion(s) thereof) during which the related payment under Section 5.8(b) is to be made.

          (c) Orion shall cause McGee to pay to Sun, or Sun shall pay to McGee, as the case may be, the difference between the Taxes attributable to the 1994 federal income taxable period and the 1995 Short Period required to be paid by McGee under the Tax Allocation Agreement and the amounts theretofore paid by McGee to Sun in respect of the relevant taxable period, which payments shall be paid within five (5) days of the date Sun files the 1994 federal consolidated income Tax Return and the 1995 Short Period Tax Return, respectively. In addition, Sun or McGee, as the case may be, will pay to the other the amount due pursuant to Section 6.3 of the Tax Allocation Agreement within five days of the date on which Sun files the 1995 Short Period Tax Return.

          (d) Provided that Orion or McGee have paid, indemnified and held harmless Sun and its Subsidiaries against all Taxes attributable to McGee or its Subsidiaries or their operations, Sun shall pay to Orion the amount of any refund of Taxes received (together with any interest received or credited with respect to such refund) after the Closing Date by Sun to the extent that such amount is in excess of any amount that Orion has not paid by reason of the operation of the limitation set forth in the second sentence of subsection 5.8(b) hereof and that is attributable to McGee or its Subsidiaries under the Tax Allocation Agreement. Sun shall pay to Orion the amount owing hereunder within twenty (20) business days after the receipt or realization by Sun of the related refund or credit.

          (e) Orion shall be liable for and shall pay, and shall hold Sun and its Subsidiaries harmless against, any Taxes attribut-able to any election under Section 338 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the transactions contemplated hereunder.

          (f) Orion shall be liable for and shall pay, and shall hold Sun and its Subsidiaries harmless against, any transfer, recordation, stamp, or similar Taxes of any kind required in the applicable jurisdiction in connection with the effectuation of the transactions contemplated hereunder and imposed upon Sun and its Subsidiaries.

          (g) Sun, Orion and McGee hereby agree that the transfer of the Common Stock under this Agreement and the acquisition or control of McGee shall be effective as of the close of business on the Closing Date and that it is their intention, for federal income Tax purposes, that McGee and its Subsidiaries will cease to be a member of the Sun Consolidated Group as of said close of business.

          (h) Orion agrees that, to the extent permitted by applicable law, it shall not carry back, and shall not cause or permit McGee or its Subsidiaries or any other affiliate of Orion to carry back, any net operating loss, loss from operations or other tax attribute to any taxable year or period of McGee or its Subsidiaries or any affiliate thereof (including, but not limited to, any member of any affiliated, combined or unitary group of which McGee is or was a member) ending on or before the Closing Date, or to any taxable period beginning before and ending after the Closing Date, to the extent of the portion of such period ending on the Closing Date. Orion agrees that Sun shall not have any obligation under this Agreement to return or remit any refund or other tax benefit attributable to a breach by Orion of the foregoing undertaking.

          (i) In connection (A) with any federal income tax audit or administrative or court proceeding relating to taxable periods of McGee ending on or prior to the Closing Date and (B) with any proposed assessment of any Reimbursable Taxes, Sun shall have the sole right in good faith and in a reasonably diligent manner to represent McGee's interest in such audit or proceeding or the contest of any proposed assessment, including by employing counsel of its choice. Sun will keep McGee and its counsel informed of the status of all audits or proceedings and the contest of any proposed assessment to the extent such matters relate to Taxes other than Reimbursable Taxes and shall afford McGee and its counsel the right to participate (at McGee's expense) in any such audits or proceedings to the extent such matters relate to Taxes other than Reimbursable Taxes. Sun shall not, without the consent of McGee (which consent shall not be unreasonably withheld), settle any issues or agree to any proposed assessments which settlement or agreement involves Taxes with respect to McGee or its Subsidiaries of $10,000 or more. Orion shall cooperate fully with Sun and make available to Sun in a timely fashion all data and other information reasonably requested by Sun in any such audit or proceeding including, but not limited to, the granting of a power of attorney to Sun to represent McGee and its Subsidiaries.

          (j) With respect to the taxable periods of McGee and its Subsidiaries ending on or before the Closing Date for which a Sun Return is to be filed, Orion shall cause McGee and its Subsidiaries to prepare and provide to Sun packages of tax information materials (including, but not limited to, (1) information requested by Sun in writing, and (2) federal and state income tax information), together with relevant work papers and all other relevant materials requested by Sun for these purposes (the "Tax Packages"), for purposes of enabling Sun to prepare all Sun Returns required to be filed by Sun pursuant to Section 5.8(a)(i) for such periods. Orion shall use its best efforts to cause the Tax Packages for the taxable periods ending December 31, 1994 of McGee to be delivered to Sun on or before July 31, 1995, and Orion shall cause the Tax Packages of McGee for all other such periods, including the Short Period, to be delivered to Sun on or before June 30, 1996; provided, however, that for purposes of enabling Sun to prepare and file an extension of time for filing any Sun Returns which include the Short Period, Orion shall cause McGee to furnish to Sun by February 15, 1996, McGee's preliminary estimate of taxable income for the Short Period.

          (k) Orion recognizes that from time to time after the Closing Date, Sun and its affiliates and their agents and representatives will need reasonable access to accounting and tax books, records and other information h eld by McGee and its Subsidiaries with respect to their assets or operations for events, transactions or other items occurring or accruing on or prior to the Closing Date ("Tax Records"). In connection therewith, Orion agrees that it and its affiliates shall retain all the Tax Records, including, in particular, all such Tax Records that Sun may specify in reasonable detail in writing on or before the Closing Date ("Specified Tax Records") and will retain such other of the Tax Records in such format and for such periods as Orion would retain its own tax records, taking into account the expiration of the applicable period of assessment of the Tax to which such retention relates. Furthermore, prior to (i) knowingly discarding or destroying any Tax Records (other than Specified Tax Records), and
(ii) discarding or destroying any Specified Tax Records, Orion shall give Sun and its affiliates and their agents and representatives a reasonable opportunity to inspect, review and make copies or take possession of the Tax Records or Specified Tax Records, as the case may be.

          (l) Except with respect to the parties, obligations under this Agreement, at the Closing, the Tax Allocation Agreement shall be deemed terminated on and as of the Closing Date.

          (m) Sun and Orion agree that any indemnity or other payment made under this Section 5.8 shall be treated by the parties for all purposes as an adjustment to the consideration being provided for the Common Stock hereunder (except to the extent required by any taxing authority or to the extent that a portion of such indemnity or other payment is treated as interest by reason of
Section 483 of the Code), and shall be allocated pro rata between the Common Stock held by Sun and the Common Stock held by Phoenix.

          (n)  The obligations of Sun and Orion under this Section
5.8 relating to any Taxes or matters with respect thereto shall survive until the lapse of the statute of limitations for the assessment of such Tax or sixty (60) days after the final administrative or judicial determination of such Tax and for a tax for which McGee or its Subsidiaries are not primarily liable, the later to occur of (a) the lapse of the statute of limitations for the collection of such Tax or (b) sixty (60) days after the final administrative or judicial determination that such tax is collectable against Sun or its Subsidiaries; provided, however, that any claim in respect of an obligation under this Section 5.8 asserted in writing prior to the lapse of the statute of limitations or sixty days after the final administrative or judicial determination shall continue to survive.

          (o) After the Closing, neither party shall have any liability or obligation to the other for Taxes or matters with respect thereto except pursuant to this Section 5.8.

                                VI.

                        AGREEMENTS WITH RESPECT
                           TO POOL OPERATION
                         ----------------------



          Section 5.1 POOL PARTICIPATIONS; REINSURANCE. Subject to the occurrence of the Closing:

          (a) Effective as of 12:00 a.m. New York Time on January 1, 1995 (the "Pool Transfer Time") the participations of Marine and Phoenix (or another Subsidiary of Sun which has capital and surplus at least equal to that of Phoenix) in the U.S. Pool will be as follows:

              (i) as to all business with an inception date during the period from the Pool Transfer Time through 12:00 p.m. New York Time on December 31, 1995 the aggregate and individual interest of Marine and Phoenix as U.S. Pool Participants shall be unchanged from the levels thereof set forth in the definition of "Pool" in Article XI hereof except to the extent set forth in the reinsurance agreement referred to in Section 6.1(b);

              (ii) as to all business with an inception date during the period from 12:00 a.m. New York Time on January 1, 1996 until 12:00 p.m. New York Time on December 31, 1996 the aggregate interest of Marine and Phoenix as Pool Participants shall be not more than 22.5% of the U.S. Pool and not less than 12% of the U.S. Pool, such aggregate interest (and the individual interests of each of Marine and Phoenix, in each case so long as it is a Subsidiary of Sun) to be determined by Orion in its sole discretion and to be set forth in a written notice delivered by Orion to each of Marine and Phoenix not later than October 31, 1995; and the interest of SICH, as a U.S. Pool Participant in that year, shall not be less than the aggregate interest of Marine and Phoenix as U.S. Pool Participants in that year (determined as aforesaid) and SICH shall (to the extent permitted by applicable laws and regulations) retain net, and unreinsured, a participation at least equal to such aggregate interest of Marine and Phoenix;

              (iii) as to all business with an inception date during the period from 12:00 a.m. New York Time on January 1, 1997 until 12:00 p.m. New York Time on December 31, 1997, the aggregate interest of Marine and Phoenix as Pool Participants in respect of the U.S. Pool related to Participants in that year shall be not more than 12% of the U.S. Pool and not less than 6% of the U.S. Pool, such aggregate interest (and the individual interests of each of Marine and Phoenix, in each case so long as it is a Subsidiary of Sun) to be determined by Orion in its sole discretion and to be set forth in a written notice delivered by Orion to each of Marine and Phoenix not later than October 31, 1996; and the interest of SICH, as a Pool Participant in respect of the U.S. Pool related to that year, shall not at any time prior to December 31, 1997 be less than the aggregate interest of Marine and Phoenix as Pool Participants in respect of the U.S. Pool related to that year (determined as aforesaid) and SICH shall (to the extent permitted by applicable laws and regulations) retain net, and unreinsured, a participation at least equal to such aggregate interest of Marine and Phoenix;

              (iv) any "contingent" or "profit" commissions as defined in the Pool Agreement otherwise due to McGee from any of London, Marine or Phoenix in respect of the operations of the Pool subsequent to the Pool Transfer Time and prior to 12:00 p.m. New York Time on December 31, 1997 shall not be payable or paid by any of them; and

              (v) Sun and Orion shall be liable for, and entitled to share in, any contingent commissions payable to or from McGee or from or to any reinsurer of Pool exposures in respect of operations of the Pool prior to the Closing Date, such sharing to be in proportion to the interest of each of London, Marine, Phoenix and any other Subsidiary or former Subsidiary of Sun and SICH as a Pool Participant during the year in respect of which the reinsurance which shall have given rise to the contingent commissions liability or entitlement was ceded (and assuming for purposes of this calculation that there are no other Pool Participants), such proportional allocations to be carried out separately in respect of the U.S. Pool and the Canadian Pool; and

              (vi) as to all business with an inception date on or after 12:00 a.m. New York Time on January 1, 1998 the interest as Pool Participants of London, Marine and Phoenix in respect of any Pool related to periods after that time shall be as Orion and Sun shall have further agreed in writing between them by not later than December 31, 1996.

          (b) At the Closing, Phoenix will cede to SICH (which may, in turn, retrocede to one or more insurance Subsidiaries of Orion (which, in turn, shall retain the same net and unreinsured (except to the extent it may retrocede it to one or more other Subsidiaries of Orion on the same basis) until December 31, 1997) a further participation in the U.S. Pool equal to 7-1/2% of the aggregate amount of all participations in the U.S. Pool pursuant to a quota share retrocession agreement in the form attached as Exhibit B, with respect to the period from 12:00 a.m. New York Time on January 1, 1995 to 12:00 p.m. New York Time on December 31, 1995; and the interest of SICH as a U.S. Pool Participant, as increased by the reinsurance agreement referred to in this Section 6.1(b) shall be 14.5%. Effective with respect to all business having an inception date during the period January 1, 1996 through December 31, 1997, SICH shall become and shall remain the "Clearing Company" as defined in the Inter Office ReinsuranceAgreement referred to in the definition of Pool Agreement for all purposes of the U.S. Pool.

          (c) Effective as of the Pool Transfer Time, the participations of London, Marine and SICH in the Canadian Pool will be as follows:

              (i) the aggregate percentage interest of London and Marine, collectively as Pool Participants in the Canadian Pool, with respect to business having an inception date during the calendar year beginning at 12:00 a.m. New York Time on January 1, 1995 shall be as set forth in the definition of "Pool" in Article XI hereof, and with respect to business having an inception date during the calendar year 1996 and 1997, respectively, shall be equivalent to the aggregate percentage interests of Marine and Phoenix, collectively, as Pool Participants in the U.S. Pool, with respect to such respective years;

              (ii) the percentage interest of SICH, as a Pool Participant in the Canadian Pool, with respect to business having an inception date during the calendar year 1995 shall be 10% and for business having an inception date during the calendar years 1996 and 1997 shall be at least equal to the aggregate percentage interest of SICH, as a Pool Participant in the U.S. Pool, with respect to such respective years;

              (iii) SICH shall (to the extent permitted by applicable laws and regulations) at all times retain net and unreinsured (except to the extent that SICH may retrocede such interest to one or more insurance Subsidiaries of Orion (which in turn shall (subject to its right to retrocede such interest to one or more other insurance Subsidiaries of Orion on the same basis) retain the same net and unreinsured until December
    31, 1997) a percentage interest as a Pool Participant in the Canadian Pool at least equal to the aggregate percentage interests of Marine and London for the respective calendar years as provided above; and

              (iv) as to all business with an inception date on or after 12:00 a.m. New York Time on January 1, 1998, the interests of London and Marine as Pool Participants in respect of any Canadian Pool shall be as Orion and Sun may further agree in writing between them by not later than December 31, 1996.

          Section 5.2  UNDERWRITING OPERATIONS OF THE POOL.

          (a)  From the date hereof through the Closing Date:

              (i) Sun will cause McGee to use commercially reasonable best efforts to conduct the underwriting operations of the Pool in the ordinary course and in a manner consistent with prior practice and otherwise in accordance with this Agreement; and

              (ii) Sun will not, and will not cause or permit McGee to, introduce or commence on behalf of the Pool or for its account the offering of any new product or service or the underwriting of any type of risk or any line of insurance not currently written by or through the Pool.

          (b) (i) From and after the Closing and through 12:00 p.m. New York Time on December 31, 1996, McGee shall, and Orion shall use commercially reasonable best efforts to cause McGee to, manage the affairs of the Pool on behalf of the Pool Participants and undertake on behalf of the Pool only such insurance risks as shall in the judgment of McGee be appropriate and consistent with prior practices of the Pool and otherwise be in accordance with this Agreement and the Ancillary Agreements. From and after the Closing, pursuant to the Management Agreement referred to below, Phoenix, London and Marine will issue such policies of insurance as are placed by McGee on behalf of the Pool; provided that Orion shall not cause or permit McGee to introduce or commence, on behalf of the Pool, the offering of any new product or service or the underwriting of any type of risk or any line of insurance not written by or through the Pool prior to the Closing Date and provided further that except as may be necessary to update and maintain existing policy forms and filings, none of Phoenix, London or Marine shall be obliged to file or qualify any new form of policy.

              (ii) At the Closing, Sun will cause each of Phoenix, London, Sun Bermuda and Marine to enter into one or more Management Agreements with McGee, McGee Bermuda or Wm. H. McGee & Co. of Canada, Ltd., as appropriate in the form attached as Exhibit C. In the event that at any time during the term of the Management Agreement Sun shall receive any notice or inquiry from any insurance regulatory authority with respect to the Management Agreement or Sun's participation as a party thereto, Sun shall give prompt notice thereof to Orion and McGee. Sun and McGee will use their best efforts to cooperate in the resolution of any regulatory issues which may exist and to that end (i) each may, in coordination with the other, make formal and informal appearances before and presentations to such regulatory authority and (ii) each shall cooperate in good faith in negotiating changes necessary to resolve any regulatory concern to the satisfaction of the regulatory authority concerned. In the event that such authority shall determine that appropriate amendments are not possible and that the Management Agreement must be terminated in light of the facts and applicable law at the time of such determination then Orion shall cause McGee to agree to the termination of the Management Agreement within the time period required by such regulatory authority.

          (c) Orion shall, or shall cause McGee to, deliver to Sun a written business plan for the Pool for each of 1995 and 1996 which shall address in reasonable detail the topics set forth in
Schedule 6.2 and which shall be delivered, in the case of the 1995 business plan, not later than 60 days following the Closing and, in the case of the 1996 business plan, not later than February 29, 1996. At all times prior to December 31, 1997, Sun shall have the right, at its own expense, to visit the headquarters office of McGee at reasonable times and on a reasonable number of occasions during normal business hours to discuss the business and affairs of McGee with officers of McGee reasonably designated by McGee for such purpose and to make copies of relevant corporate records; provided that each of Orion and McGee shall have received at least ten days' notice of each such visit.

          (d) From and after the Closing Date, Orion shall take, and shall use commercially reasonable best efforts to cause McGee and the insurance Subsidiaries of Orion to take, all steps necessary to enable McGee to manage, after 12:00 p.m. New York Time on December 31, 1995, the Pool in accordance with the business plan of McGee. To that end, Orion will proceed or will use commercially reasonable best efforts to cause McGee and the Subsidiaries of Orion to proceed, in a manner consistent with reasonable commercial practice, to:

              (i)  form or acquire, if the same shall not
     theretofore have been formed or acquired pursuant to Section 5.5, an insurance company organized and existing under the laws of Bermuda and qualified to issue insurance policies of a type and in a manner and amount consistent with prior practices of Sun Bermuda; provided that Orion may, at its election in its sole discretion, satisfy its obligation under this clause (i) by acquiring from Sun at any time prior to December 31, 1997 all of the outstanding capital stock of Sun Bermuda pursuant to an Option Agreement in the form attached as Exhibit D;

              (ii) make with all necessary insurance regulatory authorities such policy-form and rate filings as shall be necessary so that one or more insurance Subsidiaries of Orion is able to issue all forms of policies now being issued on behalf of the Pool by one or more of London, Phoenix and Marine; and

              (iii) reduce the gross direct written premiums of Phoenix in respect of insurance policies issued for the U.S. Pool and having an inception date during the separate periods from July 1, 1995 to December 31, 1995, from January 1, 1996 to December 31, 1996 and from January 1, 1997 to December 31, 1997 to be in an amount less than five percent of the policyholder surplus of Phoenix at December 31, 1994, December 31, 1995 and December 31, 1996, respectively. For purposes of the immediately foregoing provision, all gross direct written premiums of Phoenix having inception dates during the period July 1, 1995 through December 31, 1995 but attributable to policies for which quotes were made by McGee prior to the Closing shall be disregarded.

          (e) From and after the Closing Date and until December 31, 1995 and 1996, respectively, Sun shall not take or allow Phoenix to take any voluntary action to reduce policyholder surplus of Phoenix to an amount less than $65,000,000 in the case of December 31, 1995 and $50,000,000 in the case of December 31, 1996. From and after the Closing Date and until December 31, 1995, Sun shall not take or allow Marine to take any voluntary action to reduce policyholder surplus of Marine to an amount less than the minimum amount required for Marine to be an authorized surplus lines insurer in the State of Texas but not in an amount in excess of $15,250,000.

          (f) From and after the Closing Date, neither Sun nor any Subsidiary or Affiliate of Sun shall have or threaten or assert any claim against the Pool, or against McGee or any Subsidiary of McGee in respect of the operation of the Pool subsequent to September 8, 1987 and prior to the Closing Date, except to the extent that such person may be entitled to share in the experience of the Pool during any year as set forth in the financial statements of the Pool furnished to such person, and Sun shall indemnify and hold each of Orion and McGee harmless from all losses, costs and expenses (including but not limited to legal fees and all costs of investigation and defense) incurred by either in the event any such claim is threatened or asserted.

          (g) At all times prior to December 31, 1997 McGee shall maintain errors and omissions coverage in an amount not less than $6,500,000 per occurrence and a deductible of not more than $100,000 per occurrence with one or more insurers rated "A" or better by A.M. Best Company; provided that any insurance Subsidiary of Orion shall be presumed to be approved by Sun and provided further that if the annual premiums for such coverage (pro-rated for the period from the Closing Date to March 30, 1996) shall exceed in the year beginning April 1, 1996, 103% of such 1994 premiums or in the year beginning April 1, 1997 shall be more than 106% of such 1995 premiums then McGee shall maintain coverage in such amount and with such deductibles as may be obtained by McGee within the premium-amount limits set forth above.

                                VII.

                      CONDITIONS TO OBLIGATIONS
                              OF ORION
                       -------------------------


          The obligations of Orion under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

          Section 6.1 COVENANTS. Sun and each Subsidiary of Sun shall have performed and complied with all the terms, covenants and conditions required by this Agreement to be performed or complied with by Sun on or before the Closing Date, and Orion shall have received from Sun, at the Closing, a certificate executed by an officer of Sun to that effect, dated the Closing Date.

          Section 6.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Sun in this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made at and as of such time, and Orion shall have received from Sun one or more certificates, dated the Closing Date, to that effect executed by one or more officers of Sun.

          Section 6.3 ABSENCE OF LITIGATION AND REQUIRED REGULATORY APPROVALS. Every consent of or approval by any governmental authority which is required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect and there shall not be in effect any injunction, writ, preliminary restraining order or any order, ruling or request of any nature issued by a court or governmental agency of competent jurisdiction directing that any transactions provided for herein not be consummated as so provided and no suit, action, proceeding or investigation shall be pending or threatened before any court or governmental agency, which relates to or asserts (i) the illegality of any of the transactions contemplated by this Agreement, or which seeks the restraint or prohibition of the consummation of any of the transactions contemplated by this Agreement or (ii) that material misleading statements or omissions have been made in connection with the consummation of any of the transactions contemplated by this Agreement or (iii) a claim for damages in a material amount, or other material relief against McGee or any of McGee's Subsidiaries, or against Orion, if such claim shall arise from or relate to this Agreement or the transactions contemplated hereby.

          Section 6.4 PREMERGER NOTIFICATION. Any applicable period of time necessary before the transactions contemplated hereby can be consummated, as provided by the Hart-Scott-Rodino Act or the Investment Canada Act, shall have expired, all required clearances thereunder shall have been obtained and no action or proceeding shall have been instituted by any of the Premerger Notification Agencies or any similar agency claiming to have jurisdiction for the purpose of enjoining or delaying the consummation of the transactions contemplated hereby.

          Section 6.5 NO MATERIAL ADVERSE EFFECT. Sun shall have furnished to Orion a certificate of an officer of Sun to the effect that no act, omission or event has occurred between the date hereof and the Closing Date which could reasonably be expected to have a Material Adverse Effect.

          Section 6.6 EMPLOYMENT AND CONSULTING AGREEMENTS. McGee shall have entered into an Agreement With Respect to Employment and Unfair Competition dated the Closing Date and substantially in the form of Exhibit E-1 with each of the key management employees of McGee identified therein and one or more Consulting Agreements in the form of Exhibit E-2 with the individuals identified therein. Such agreements shall not have been terminated, rescinded, cancelled, revoked, amended, modified or superseded, and no agree-ment or understanding to do any of the foregoing in the future shall exist, nor shall there have been any breach of any term or condition of either such agreement by any party thereto, whether or not consented to or waived by the other party nor shall any act or omission have occurred which with the passage of time or the giving of notice or both would constitute a breach of either thereof.

          Section 6.7  MANAGEMENT AND REINSURANCE AGREEMENTS.
Management and Reinsurance Agreements in the forms of Exhibits B and C shall have been entered into and shall be in full force and effect.

Section   Unfair Competition and Confidentiality Agreements.  Sun,
Phoenix, Marine, London and Sun Bermuda shall have entered into an Agreement With Respect to Confidentiality and Unfair Competition in the form of Exhibit F.

          Section 6.8   OPINION OF COUNSEL FOR SUN AND MCGEE.
Orion shall have received an opinion from Dewey Ballantine, special counsel for Sun, with respect to matters relating to Sun, its Subsidiaries and its and their obligations under this Agreement and the other Opinion Documents referred to below, and (ii) an opinion of John P. Iacono, Esq., Senior Vice President and General Counsel of McGee, with respect to matters relating to McGee and its Subsidiaries and their obligations under the Opinion Documents, each dated the Closing Date, in the form attached as Exhibit 7.9 and in form and substance satisfactory to Orion and its counsel.

                                VIII.

                    CONDITIONS TO OBLIGATIONS OF SUN
                    ---------------------------------


          The obligations of Sun under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date of each of the following conditions precedent:

          Section 7.1 COVENANTS. Orion shall have performed or complied with all the terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date, and Sun shall have received from Orion, at the Closing, a certificate executed by an officer of Orion to that effect, dated the Closing Date.

          Section 7.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Orion in this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made at and as of such time and Sun shall have received from Orion a certificate, dated the Closing Date, to that effect executed by an officer of Orion.

          Section 7.3 ABSENCE OF LITIGATION AND REQUIRED REGULATORY APPROVALS. Every consent of or approval by any governmental authority which is required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect and there shall not be in effect any injunction, writ, preliminary restraining order or any order, ruling or request of any nature issued by a court or governmental agency of competent jurisdiction directing that any transactions provided for herein not be consummated as so provided and no suit, action, proceeding or investigation shall be pending or threatened before any court or governmental agency, which relates to or asserts (i) the illegality of any of the transactions contemplated by this Agreement, or which seeks the restraint or prohibition of the consummation of any of the transactions contemplated by this Agreement or (ii) that material misleading statements or omissions have been made in connection with the consummation of any of the transactions contemplated by this Agreement or (iii) a claim for damages in a material amount, or other material relief against McGee or any of McGee's Subsidiaries, or against Sun or any of its Subsidiaries, if such claim shall arise from or relate to this Agreement or the transactions contemplated hereby.

          Section 7.4 PREMERGER NOTIFICATION. Any applicable period of time necessary before the transactions contemplated hereby can be consummated, as provided by the Hart-Scott-Rodino Act or the Investment Canada Act, shall have expired, all required clearances thereunder shall have been obtained and no action or proceeding shall have been instituted by any of the Premerger Notification Agencies or any similar agency claiming to have jurisdiction for the purpose of enjoining or delaying the consummation of the transactions contemplated hereby.

          Section 7.5  MANAGEMENT AND REINSURANCE AGREEMENTS.
Management and Reinsurance Agreements in the forms of Exhibit B and C shall have been entered into and shall be in full force and effect.

          Section 7.6 OPINION OF COUNSEL FOR ORION. Sun shall have received an opinion of Donovan Leisure Newton & Irvine, counsel for Orion, dated the Closing Date, in the form attached as
Exhibit 8.6 and in form and substance satisfactory to Sun and its counsel.

                                IX.

                            TERMINATION
                            ------------

          Section 8.1  TERMINATION.  At any time prior to the
Closing Date, this Agreement may be terminated and the transactions provided for herein abandoned, whether before or after adoption and approval thereof by Sun and Orion:

          (a)  by mutual written consent of the parties hereto;

          (b) by Orion, if on the Closing Date any of the conditions set forth in Article VII hereof shall not have been met;

          (c) by Sun, if on the Closing Date any of the conditions set forth in Article VIII hereof shall not have been met;

          (d) by Sun or Orion, if the Closing shall not have occurred on or before August 15, 1995.

          Section 8.2 EFFECT OF TERMINATION. In the event of any termination pursuant to this Article IX, the parties hereto shall be released from all liabilities and obligations arising under this Agreement with respect to matters contemplated by this Agreement, other than for damages to the extent arising from a prior breach of this Agreement and other than as provided in Section 5.1 (last sentence only), 12.1 and 12.8.

          Section 8.3 CONDUCT FOLLOWING TERMINATION. If this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(d), until a date ninety days after such termination, Sun will not, nor will it cause, direct or authorize its Subsidiaries or any officers, directors, affiliates, employees or agents of Sun or any Subsidiaries of Sun to, initiate, solicit or engage in negotiations or discussions with any third party for the purpose of assisting, inducing or soliciting such party to make a proposal for or in respect of (i) any offer to purchase, or any invitation to tender for purchase, any or all of the capital stock of McGee or any Subsidiary of McGee; (ii) any proposed merger or other form of business combination with McGee or any Subsidiary of McGee; or
(iii) any purchase of any substantial asset or liability of McGee or any Subsidiary of McGee or any interest in any substantial asset or liability of McGee or any Subsidiary of McGee or provide information to any third party in respect of or in furtherance of such a proposal and will notify Orion promptly if any solicitations are received subsequent to the date hereof with respect to any such proposal.

                                X.

                       AMENDMENT; WAIVERS
                       --------------------

          Section 9.1 AMENDMENTS, MODIFICATIONS, ETC. At any time prior to the Closing, this Agreement and the Exhibits hereto may be amended, modified, superseded or supplemented to the extent permitted by applicable law only by an instrument in writing executed and delivered on behalf of each of the parties hereto, which instrument when so executed and delivered shall thereupon become a part of this Agreement and the provisions thereof shall be given effect as if contained in this Agreement as of the date hereof.

          Section 9.2 WAIVERS. The representations, warranties, covenants and conditions of this Agreement may be waived only by a written instrument executed by the party so waiving. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right of such party at a later time to enforce the same. No waiver by any party of any condition, or breach of any term, covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other condition or of the breach of any other term, covenant, agreement, representation or warranty contained in this Agreement.

                                XI.

                          DEFINED TERMS
                          --------------

          When used as defined terms in this Agreement, the following terms shall have the meanings set forth herein:

          "ACCREDITED INVESTOR" shall have the meaning given to it in Section 4.6.

          "ANCILLARY AGREEMENTS" shall mean the Management
Agreements, the Reinsurance Agreements, and the Agreement with Respect to Confidentiality and Competition in the respective forms attached as Exhibits hereto.

          "BENEFIT PLAN" shall have the meaning set forth in
Section 3.14.

          "BERMUDA MANAGEMENT AGREEMENT" shall have the meaning set forth in Section 5.5.

          "COMMON STOCK" shall have the meaning set forth in the third recital paragraph.

          "CLOSING" shall each have the meaning set forth in
Section 2.1.

          "CLOSING DATE" shall have the meaning set forth in
Section 2.1.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "CONSOLIDATED GROUP" shall have the meaning set forth in
Section 3.11(a).

          "EMPLOYMENT CONTINUATION AGREEMENTS" shall mean and include the ag reements, forms of which are attached as Exhibit
E-1.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning set forth in
Section 3.14.

          "HART-SCOTT-RODINO ACT" shall have the meaning set forth in Section 5.4.

          "IRS" shall mean the Internal Revenue Service.

          "LONDON" shall mean the Canadian Branch of The London
Assurance, an English corporation.

          "MANAGEMENT AGREEMENT" shall mean the Bermuda Management Agreement and the management agreements referred to in Section
6.2(b).

          "MARINE" shall mean Marine Indemnity Insurance Company of America, a New York corporation.

          "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in Section 3.1.

          "MCGEE" shall mean Wm. H. McGee & Co., Inc., a New York corporation.

          "MCGEE BERMUDA" shall have the meaning set forth in
Section 5.5.

          "NEW YORK TIME" shall mean time, whether Eastern Standard or Daylight Saving as may be the case, as determined in the City of New York.

          "ORION" shall mean Orion Capital Corporation, a Delaware corporation.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

          "PHOENIX" shall mean Phoenix Assurance Company of New
York, a New Hampshire corporation.

          "POOL" shall mean those insurance underwriting and management arrangements which have been in effect from time to time between and among one or more of McGee, Wm. H. McGee & Co. of Canada Ltd. and Wm. H. McGee & Co. (Bermuda) Ltd. and the insurers participating in such arrangements as set forth in the Pool Agreements and among them, the present participants in the Canadian Pool and United States Pool being as follows:


UNITED STATES POOL                        CANADIAN POOL
POOL PARTICIPANTS                %        POOL PARTICIPANTS              %
--------------------                      -------------------

Phoenix                        45%         London                    35.0%

Taisho Marine & Fire
Insurance Co. of America     15.0%         Marine                    28.5%


Marine                        7.5%         Providence Washington
                                           Insurance Company         15.0%

Continental Casualty
Company (CNA)                 7.5%         SICH                      15.0%

SICH                          7.0%         Mitsui Marine and Fire     6.5%
                                           Insurance Company

UNITED STATES POOL                        CANADIAN POOL
POOL PARTICIPANTS                %        POOL PARTICIPANTS            %
--------------------                      -------------------

The Providence Washington
Insurance Company             7.0%

Lucky Insurance Company,
Ltd. (United States Branch)   6.0%

The Baloise Insurance Co.
of America                    5.0%



     Each reference to the "Pool" shall, unless the context otherwise requires, be deemed to include both the Canadian Pool and the United States Pool and each annual renewal of the Pool so long as there shall be outstanding assets or liabilities of the Pool in respect of that year and shall further be deemed to include the participation of the Pool Participants in the Syndicates.

          "POOL AGREEMENTS" means (i) the Inter-Office Reinsurance Agreement dated as of January 1, 1975, as amended by the related Addenda Nos. 1-4 and supplemented by annual Schedules of Participations thereto, among McGee and the Pool Participants (the "Inter-Office Reinsurance Agreement"), and (ii) the Underwriting Management Agreements, General Agency & Management Agreements, Management Agreements and related Ancillary Agreements, each as amended, between or among McGee and the Pool Participants, which are listed in Schedule 3.15 as being entered into in connection with the Pool.

          "POOL PARTICIPANTS" shall mean those insurers and reinsurers who, from time to time, have participated or may participate in the Pool in respect of any year.

          "POOL TRANSFER TIME" shall have the meaning set forth in
Section 6.1.

          "PREMGERGE NOTIFICATION AGENCIES" shall have the meaning set forth in Section 5.4.

          "REINSURANCE AGREEMENT" shall mean the quota share retrocession agreement referred to in Section 6.1(b).

          "SICH" shall mean Security Insurance Company of Hartford, a Connecticut corporation and a wholly owned Subsidiary of Orion.

          "SUBSIDIARY" means any corporation of which a corporation or one or more Subsidiaries of such corporation owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding stock having by its terms ordinary voting power to elect a majority of the Board of Directors of such corporation, irrespective of whether or not at the time stock of any one class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency.

          "SUN" shall mean Sun Alliance USA Inc., a New York corporation.

          "SUN BERMUDA" shall mean Sun Insurance Company (Bermuda) Limited, a Bermuda corporation and an affiliate of Sun.

          "SUN'S KNOWLEDGE" shall mean, when used to qualify a representation or warranty of Sun, that such is being made or given only on the basis of and to the extent of the knowledge of Sun and its officers and directors, reasonable inquiry having been made by them or on their behalf in respect of the subject matter of the representation or warranty.

          "SYNDICATES" shall mean and include the American Hull
Syndicate, the Water Quality Insurance Syndicate, the American
Offshore Syndicate and the other insurance and reinsurance syndicates listed in Schedule 11 hereto.

          "TAXES" shall have the meaning set forth in Section
3.11(a).

          "TAX RETURN" shall have the meaning set forth in Section
3.11(a).


                                XII.

                      MISCELLANEOUS PROVISIONS
                      -------------------------

          Section 11.1 EXPENSES. Whether or not the Closing shall have occurred and regardless of whether this Agreement is terminated, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, disbursements and expenses of its attorneys, accountants and advisors, and printing and filing costs and fees).

          Section 11.2  NOTICES.  All notices or other
communications required or permitted under this Agreement shall be in writing and sufficient if delivered personally or sent by confirmed telecopy or by registered or certified mail, postage prepaid, addressed as follows:

          If to Orion, to

               Orion Capital Corporation
               600 Fifth Avenue
               New York, New York 10020-2302
               Attn:  Treasurer
               Fax:  (212) 247-4824

          with a copy to

               Donovan Leisure Newton & Irvine
               30 Rockefeller Plaza
               New York, N.Y.  10112
               Attn:  John J. McCann, Esq.
               Fax:  (212) 632-3315

          If to Sun or to McGee, to

               Sun Alliance USA Inc.
               10 East 50th Street
               27th Floor
               New York, New York  10022
               Attn:  John A. Moore
                      President
               Fax:  (212) 753-8552

          with copies to

               Dewey Ballantine
               1301 Avenue of the Americas
               New York, N.Y.  10019-6092
               Attn:  James A. FitzPatrick, Jr., Esq.
               Fax:  (212) 259-6333

Any party may change the person and addresses to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

          Section 11.3 ENTIRE AGREEMENT. This Agreement, together with the schedules and exhibits hereto and the documents and instruments referred to herein, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No party hereto has relied upon any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the schedules or exhibits hereto or the documents or instruments referred to herein.

          Section 11.4 NO ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto. No assignment of any rights or delegation of any obligations provided for herein shall be made by any party hereto without the express prior written consent of each other party except that Orion may assign its rights (but not delegate its duties except as permitted herein) hereunder to any wholly-owned Subsidiary of Orion.

          Section 11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. All representations and warranties of the parties hereto which are contained in this Agreement shall remain operative and in full force and effect until December 31, 1997, regardless of any investigation made by or on behalf of any of the parties hereto, following the Closing. Notwithstanding anything herein to the contrary, neither party hereto shall be liable to the other (or any affiliate thereof) for any damages, liabilities, losses, costs or other obligations arising from any inaccuracy or breach of any representation or warranty or breach or nonfulfillment of any covenant or agreement hereunder unless and until the aggregate amount of all such damages, liabilities, losses, costs or other obligations exceeds $500,000 in which event such party shall be liable to the other for the full amount thereof, up to a maximum aggregate payment of $22,000,000, except that liability described in Section 5.7(d) of this Agreement shall not be subject to such maximum aggregate payment. This Section 12.5 shall not apply to Taxes or matters with respect thereto, which shall be governed exclusively under Section 5.8.

          Section 11.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, except (a) matters related to the validity of corporate action, which shall be governed by the laws of the state or other jurisdiction of incorporation of the relevant corporation and (b) matters related to compliance of the transactions contemplated by the Agreement with applicable insurance regulatory statutes.

          Section 11.7 DISPUTE RESOLUTION. If a dispute arises out of or relates to this Agreement, or the performance or an asserted breach thereof, the parties agree first to try in good faith to settle the dispute and further agree that, to that end:

          (a) A meeting shall be held promptly between Orion and Sun attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

          (b) If within fifteen days of the first meeting of such individuals they have not succeeded in negotiating a resolution of the dispute or agreed to extend the time within which to do so, the parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. Orion and Sun shall bear their own costs and share equally the costs of the mediation.

          (c) Orion and Sun will jointly appoint a mutually-acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree on such appointment within a period of twenty days from the conclusion of the negotiation period.

          (d) The parties agree to participate in good faith in the mediation, and negotiations related thereto or arising therefrom, for a period of 30 days after appointment of a mediator. If the parties are not successful in solving the dispute through mediation within that period of time (or, if sooner, within 60 days from the conclusion of the negotiation period), then the dispute shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with each of Orion and Sun selecting one arbitrator of a panel of three and the two arbitrators so selected designating the third member of the panel of arbitrators. In the event that such two arbitrators cannot agree on a third arbitrator within thirty days, one shall be designated by the American Arbitration Association upon application by either of the two arbitrators. The decision of the arbitrators shall be binding upon the parties and judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction thereof. Orion and Sun shall each bear its own costs and the costs of the arbitrator appointed by each of them and they shall share equally the costs of the third arbitrator and the administrative costs of the arbitration.

          Section 11.8 PRESS RELEASES. Orion and Sun will each consult with the other in advance of making any public announcement or press release, releasing any publicity or otherwise disclosing any information related to the execution of this Agreement or any transactions contemplated hereby, and each of Orion and Sun will obtain the consent of the other with respect to the form, content and timing thereof, which consent shall not unreasonably be withheld, except in the case of such disclosure as may be required by applicable law or securities exchange requirements.

          Section 11.9  COUNTERPARTS.  This Agreement may be
executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

          Section 11.10  HEADINGS.  The section and article
headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on the date first above written.

                              ORION CAPITAL CORPORATION


                              By:
                                  -----------------------


Attest:


By:
   -----------------
   Secretary



                              SUN ALLIANCE USA INC.


                              By:
                                  --------------------

Attest:


By:
   -----------------
   Secretary

                                                        EXHIBIT B


               QUOTA SHARE RETROCESSION AGREEMENT

                             BETWEEN

            MARINE INDEMNITY INSURANCE COMPANY OF AMERICA

                (Hereinafter called the "Reinsured")

                                AND

               SECURITY INSURANCE COMPANY OF HARTFORD

             (Hereinafter called the "Retrocessionaire")



          In consideration of the premium and terms and conditions hereinafter set forth, the parties hereto agree as follows:

                             ARTICLE I
                             ---------


Business Covered:
-----------------

          The Reinsured obligates itself to cede to the Retrocessionaire and the Retrocessionaire obligates itself to accept as reinsurance from the Reinsured, a 16 2/3% quota share interest of the Reinsured's Net Retention, as hereinafter defined, of its 45% participation of insurance or reinsurance, or other evidences of liability ceded or retroceded to the Reinsured under the Wm. H. McGee & Co., Inc. Inter-Office Reinsurance Agreement ("Inter-Office Reinsurance Agreement").

Net Retention:
-------------

          The term Net Retention shall mean the gross amount of the Reinsured's liabilities and obligations on insurance and reinsurance assumed under the Inter-Office Reinsurance Agreement less any reinsurance effected by Wm. H. McGee & Co., Inc. on behalf of the Inter-Office Reinsurance Pool or by the Reinsured. It is also understood and agreed that this Agreement shall apply to the Reinsured's Net Retention after deduction of all per risk reinsurances.

                                ARTICLE II
                                ----------


Commencement and Termination:
----------------------------

          This Agreement shall take effect 12:01 a.m. Eastern Standard Time, January 1, 1995 [and shall apply to all losses occurring on and after this date in respect of new and renewal business written on and after this date.] or [and shall apply to all risks attaching on or after that date regardless of the date of the issue of the insurance policy or policies concerned.] This Agreement shall remain in force and effect until 12:00 p.m. Eastern Standard Time, December 31, 1995 at which time it shall automatically terminate without any notice required by the parties hereto.

Special Termination:
-------------------

          It is especially understood and agreed that should at any time the Reinsured or the Retrocessionaire lose the whole or part of its paid up capital, become insolvent, or be placed in conservation, rehabilitation or liquidation, or have a receiver appointed, or be acquired or controlled by, merged with, or reinsure its entire business with any other company or corporation, the other party shall have the right to terminate this Agreement forthwith upon the giving of (30) thirty days notice in writing, which shall be in accordance with the termination provisions of this Article.

          If any law or regulation of the federal or state or local government of any jurisdiction in which the Company is doing business shall render illegal the arrangements made in this Agreement, the Agreement can be terminated immediately insofar as it applies to such jurisdiction by the Reinsured giving notice to the Retrocessionaire to such effect.

                             ARTICLE III
                             ------------

Territory:
----------

          The liability of the Retrocessionaire under this Agreement shall be limited to losses in connection with property located in the United States of America, its territories, possessions, dependencies, Puerto Rico and Canada, except that the Retrocessionaire's liability shall also apply to properties, wherever located, which are protected under extraterritorial provisions of the Company's original contracts.

                                ARTICLE IV
                                ----------

Exclusions:
----------

          This Agreement does not cover:

          1. Life, Accident and Health and all Casualty business including Third Party Bodily Injury Liability and Medical Payments;

          2. Loss under Third Party Property Damage Liability Coverage, except Legal Liability pursuant to a care, custody or control exposure such as, but not limited to, Warehousemen's Legal Liability, Garagekeeper's Legal Liability and Fire Legal Liability;

          3. Fidelity and Surety, except when written as part of and included as an incidental part of Multiple Peril Policies;

          4. Hail and/or Rain on growing, standing and/or drying crops;

          5.  War, as per North American War Exclusion Clause;

          6.  Offshore Oil and Gas Drilling Rigs;

          7.  Livestock Mortality;

          8. Aviation business, including satellites, but not to exclude land transit or temporary location risks on aircraft hulls when covered under Inland Marine Transportation policies, nor location coverage on aircraft stocks and parts;

          9. Financial Guarantee which shall for the purpose of this Agreement be construed to mean policies guaranteeing payment of indebtedness, insolvency or financial credit;

          10. Residual Value Insurance;

          11. Flood and Earthquake, except when written in conjunction with other perils;

          12. Nuclear Incidents as per the following clauses:

          -Nuclear Incident Exclusion Clauses - Physical Damage -
Reinsurance, U.S.A. and Canada;

          -Nuclear Incident Exclusion Clauses - Physical Damage and Liability (Boiler and Machinery Policies) Reinsurance - U.S.A. and Canada;

          -Nuclear Energy Risks Exclusion Clause (Reinsurance) 1984 (Worldwide, excluding U.S.A. and Canada);

          13. Treaty Reinsurance Assumed;

          14. Insolvency Funds as per Insolvency Funds Exclusion
Clause attached hereto; and

          15. See page and Pollution as per I.S.O. Exclusion Clause or so deemed.

                                ARTICLE V
                                ----------


Premium:
-------

          The Retrocessionaire shall receive its share of the net premiums received by the Reinsured after deductions for all brokerage and/or Agency and/or General Agency commissions paid or payable, any contingent or profit commissions paid or payable to Agents and Reinsured's General Agents, any overriding commission payable to the Reinsured's manager and any contingent or profit commission upon the net profits payable to the Reinsured's manager.

                                ARTICLE VI
                                ----------


Follow the Fortunes:
--------------------

          The Retrocessionaire shall be subject to the same conditions as the original insurance and reinsurance policies and shall follow, subject to the terms of this Agreement, the fortunes of the Reinsured in respect of all business ceded hereunder. The Reinsured shall not be prejudiced in any way by any involuntary omission, delay or error, it being understood that such omission, delay or error shall be corrected as soon as possible.

                                ARTICLE VII
                                ------------


Accounts:
--------

          The Reinsured shall render an account for all business written as nearly as possible on the twentieth day of each month for the preceding month's business and shall remit balances due the Retrocessionaire not later than 90 days from the close of the month in which the business is written.

          The Reinsured shall likewise render an account for all loss settlements, reinsurance recoveries due thereon as well as salvages, refunds and/or other recoveries. All accounts and settlements between the parties shall be made in U.S. Dollars.

          Remittances or settlements are not to prejudice the right of the Reinsured to charge back to the Retrocessionaire any premium or other credits made by the Reinsured's manager which may prove uncollectible for any reason.

                              ARTICLE VIII
                              -------------


Claims, Taxes and Other Expenses:
--------------------------------

          The Retrocessionaire shall pay its proportionate share of all (i) losses and/or loss adjustment expenses as well as legal or other expenses in connection with the adjustment or resistance of claims (ii) expenses charged by Reinsured's manager in the handling of claims and for inspection, survey or audit of insureds records; and (iii) premium and franchise taxes payable by the Reinsured to any municipal, provincial, state, federal or regulatory authority.

          It is understood and agreed that in consideration of the terms under which this Agreement is issued, the Reinsured undertakes not to claim any deduction with respect to the premium hereon when making premium tax returns to the appropriate tax authorities.

                                ARTICLE IX
                                -----------


Seven Year Roll-Over:
--------------------

          The Retrocessionaire agrees to assume responsibility for its share of unearned premiums, outstanding and incurred but not reported losses recorded by the Reinsured for a period of seven (7) years following the close of the Accounting Year in which the premiums were written. At that point any balance of premiums or losses are to be transferred and distributed by the Reinsured's Managers under a Reinsurance Portfolio arrangement among the companies who are then members of the Manager's Group during the succeeding Accounting year.

                                ARTICLE X
                                ----------


Insolvency:
----------

          In the event of the insolvency of the Reinsured, this Reinsurance shall be payable by the Retrocessionaire directly to the Company or its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reinsured without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim.

          It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Retrocessionaire of the pendency of a claim against the insolvent Reinsured indicating the policy or bonds reinsured which claim would involve a possible liability on the part of the Retrocessionaire within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership and that during the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred against the insolvent Reinsured as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Retrocessionaire.

          The reinsurance under this Agreement shall be payable by the Retrocessionaire directly to the Reinsured, or to its liquidator, receiver, conservator or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except
(a) where the agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (b) where the Retrocessionaire with the consent of the direct insured or insureds and with the prior approval of the Superintendent of Insurance of the State of New York to the certificate of assumption on New York risks has assumed such policy obligations of the Reinsured as direct obligations of the Retrocessionaire to the payees under such policies and in substitution for the obligations of the Reinsured to such payees.

                                ARTICLE XI
                                -----------


Arbitration:
------------

          As a precedent to any right of action hereunder, if any differences shall arise between the contracting parties with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, whether arising before or after termination of this Agreement, such differences shall be submitted to arbitration upon the written request of one of the contracting parties.

          Each party shall appoint an arbitrator within thirty days of being requested to do so, and the two named shall select a third arbitrator before entering upon the arbitration. If either party refuses or neglects to appoint an arbitrator within the time specified, the other party may appoint the second arbitrator. If the two arbitrators fail to agree on a third arbitrator within thirty days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the choice shall be made by drawing lots. All arbitrators shall be active or retired disinterested officers of insurance or reinsurance companies or Underwriters at Lloyd's, London not under the control of either party to this Agreement.

          Each party shall submit its case to its arbitrator within thirty days of the appointment of the third arbitrator or within such period as may be agreed by the arbitrators. All arbitrators shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation. They are relieved of all judicial formalities and may abstain from following the strict rules of law. They shall make their award with a view to effecting the general purpose of this Agreement in a reasonable manner rather than in accordance with a literal interpretation of the language.

          The decision in writing of any two arbitrators, when filed with the contracting parties, shall be final and binding on both parties. Judgment upon the award rendered may be entered in any Court having jurisdiction thereof. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. In the event that two arbitrators are chosen by one party as above provided, the expense of the arbitrators and the arbitration shall be equally divided between the two parties. Any arbitration shall take place in the city in which the ceding Company's Head Office is located unless some other place is mutually agreed upon by the contracting parties.

                              ARTICLE XII
                              -----------

Alterations:
-----------

          1. This Agreement may be altered at any time by mutual consent of the parties either by Addendum or by correspondence.
Such Addendum or correspondence shall be deemed to form an integral part of this Agreement.

          2. This Agreement may be executed in any number of copies each of which shall be deemed to be an original and shall be binding upon all parties.

          IN WITNESS WHEREOF the parties have executed this
Agreement this       day of                   , 1995.


                          MARINE INDEMNITY INSURANCE COMPANY
                          OF AMERICA



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                          SECURITY INSURANCE COMPANY OF HARTFORD



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